Exhibit 10.17
U.S. $125,000,000
SENIOR SECURED CREDIT AGREEMENT
Dated as of March 9, 2007
Among
INTERSTATE OPERATING COMPANY, LP,
as the Borrower,
LEHMAN COMMERCIAL PAPER INC.,
as the Administrative Agent,
LEHMAN BROTHERS INC.
as Sole Lead Arranger and Sole Book Runner,
SOCIÉTÉ GÉNÉRALE,
as the Syndication Agent,
CALYON NEW YORK BRANCH AND
MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services, Inc.
as Co-Documentation Agents,
and
VARIOUS LENDERS

i

(continued)

(continued)

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v

EXHIBITS:

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Adjustment Report
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Environmental Indemnity
Exhibit F	-	Form of Guaranty
Exhibit G	-	Form of Notice of Borrowing
Exhibit H	-	Form of Notice of Conversion or Continuation
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Lender Addendum

SCHEDULES:

Schedule 1.01(a)	-	Approved Inter-Company Indebtedness
Schedule 1.01(b)	-	Non-Pledged Ownership Interests
Schedule 1.01(c)	-	Existing Management Agreements
Schedule 1.01(d)	-	Existing Owned Hospitality Property Investments
Schedule 1.01(e)(i)	-	Certain Non-Guarantors
Schedule 1.01(e)(ii)	-	Guarantors
Schedule 4.01	-	Subsidiaries
Schedule 4.07	-	Litigation
Schedule 4.11	-	Pension Plans
Schedule 4.14	-	Environmental Condition
Schedule 4.15	-	Legal Requirements; Zoning; Utilities; Access
Schedule 4.16(a)	-	Existing Indebtedness and Interest Rate Agreements
Schedule 4.16(b)	-	Existing Letters of Credit
Schedule 4.18	-	Existing Projected Termination Payments
Schedule 4.21	-	Owned Hospitality Properties
Schedule 4.23(a)	-	Insurance Companies, Insurance Licenses and Deposited Securities
Schedule 4.23(e)	-	Insurance Contracts and Reinsurance Contracts
Schedule 5.07	-	Required Insurance Coverage
Schedule 6.06	-	Existing Investments

SENIOR SECURED CREDIT AGREEMENT
     THIS SENIOR SECURED CREDIT AGREEMENT (this “Agreement”), dated as of March 9, 2007, is among INTERSTATE OPERATING COMPANY, LP, a Delaware limited partnership (the “Borrower”), LEHMAN COMMERCIAL PAPER INC. (the “Administrative Agent”); LEHMAN BROTHERS INC., as Sole Lead Arranger and Sole Book Runner (the “Arranger”); SOCIÉTÉ GÉNÉRALE, as Syndication Agent (the “Syndication Agent”), CALYON NEW YORK BRANCH and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc. as Co-Documentation Agents (collectively, the “Documentation Agents”) and the Lenders (as defined below).
PRELIMINARY STATEMENTS:
          WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement, certain term loan, revolving credit and letter of credit facilities;
          WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the foregoing recitals and the provisions contained in this Agreement, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Lien” means a Lien which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders, (b) secures the Obligations and (c) is perfected and enforceable against all Persons in preference to any rights of any Person in the property encumbered thereby and superior to all other Liens except for Permitted Encumbrances; provided that the Lien on any Ownership Interests in an Unconsolidated Entity may be subordinate to the Liens securing any Indebtedness of such Unconsolidated Entity.
     “Accession Agreement” means an Accession Agreement in the form attached respectively to the Guaranty, Environmental Indemnity and Security Agreement as Annex 1 thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party, respectively, to the Guaranty, Environmental Indemnity and Security Agreement.

     “Act” has the meaning set forth in Section 10.20.
     “ADA” means the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., as amended from time to time, or any successor statute.
     “Adjusted Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate page 5 (or such other comparable publicly available pages as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Adjusted Base Rate Advance” means an Advance which bears interest as provided in Section 2.06(a).
     “Adjusted EBITDA” means, for any Person or Hospitality Property, as applicable, for any Rolling Period, the EBITDA of such Person or Hospitality Property, as applicable, for such Rolling Period; provided that:
     (a) the EBITDA from any Unconsolidated Entity or Minority-Owned Fund (but not the EBITDA from any Permitted Property Agreement with such Person) shall be excluded from the calculation of Adjusted EBITDA;
     (b) if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either (i) sells, disposes of or terminates any Permitted Property Agreements or (ii) sells or disposes of any Investments or Non-Replaced Property with an Investment Amount in excess of $1,000,000, the EBITDA arising from such Permitted Property Agreement, Investment, or Non-Replaced Property, as applicable, for the applicable Rolling Period shall be excluded from the calculation of Adjusted EBITDA, provided, however, that with respect to any termination payments received in connection with the termination of a Permitted Property Agreement originally entered into with MHC or its Subsidiary, the Parent shall include within the calculation of Adjusted EBITDA for the applicable Rolling Periods in which termination payments were received (A) 80% of the termination payments received in the first year following the termination of such Permitted Property Agreement, (B) 60% of the termination payments received in the second year following the termination of such Permitted Property Agreement, (C) 40% of the termination payments received in the third year following the termination of such

Permitted Property Agreement and (D) 20% of the termination payments received in the fourth year following the termination of such Permitted Property Agreement;
     (c) if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either (i) purchases or acquires any Permitted Property Agreements or (ii) purchases or acquires any Investments with an Investment Amount in excess of $1,000,000, the EBITDA arising from such Permitted Property Agreement or Investment, as applicable, for the applicable Rolling Period on a pro forma basis shall be included in the calculation of Adjusted EBITDA; and
     (d) non-cash employee compensation up to $2,000,000 per Fiscal Year in the aggregate and other non-cash items of such Person or Hospitality Property, as applicable, for such Rolling Period shall be excluded from the calculation of Adjusted EBITDA.
     “Adjusted Net Worth” means, for the Parent as of any date, the sum of (a) the Parent’s Net Worth on such date plus (b) the minority interest reflected as a liability on the Parent’s balance sheet on such date determined in accordance with GAAP (excluding that portion of the minority interest attributable to Ownership Interests in any Subsidiary of the Borrower which is not a Guarantor).
     “Adjustment Event” has the meaning set forth in Section 2.14(a).
     “Adjustment Report” means a certificate of the Borrower in substantially the form of the attached Exhibit B.
     “Administrative Agent” means Lehman Commercial Paper Inc. in its capacity as Administrative Agent for the Lenders pursuant to Article IX and any successor Administrative Agent appointed pursuant to Section 9.09.
     “Advance” means a Revolving Advance or a Term Advance.
     “Affected Lender” has the meaning set forth in Section 2.15(a).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

     “Agreement” has the meaning given such term in the initial paragraph of this agreement.
     “Applicable Lending Office” means, with respect to each Lender, (a) in the case of an Adjusted Base Rate Advance, such Lender’s Domestic Lending Office, (b) in the case of all Eurodollar Rate Advances, such Lender’s Eurodollar Lending Office, and (c) in the case of any other notice or request under the Credit Documents, the office of such Lender specified as its “Credit Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Applicable Margin” means, (a) with respect to any Advance at any date, the applicable percentage per annum set forth below based upon the Status then in effect under the column for such Class and Type of Advance, and (b) with respect to the letter of credit fee payable under Section 2.03(b) at any date, the applicable percentage per annum set forth below based upon the Status then in effect under the column for Revolving Advances which are Eurodollar Rate Advances.

	Revolving Advances		Term Advances
	Adjusted	Eurodollar	Adjusted	Eurodollar
	Base Rate	Rate	Base Rate	Rate
	Advances	Advances	Advances	Advances
Level I Status	1.50%	2.50%	1.50%	2.50%
Level II Status	1.75%	2.75%	1.75%	2.75%
     “Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and who is otherwise satisfactory to the Administrative Agent.
     “Approved Inter-Company Indebtedness” means (a) the Indebtedness described on Schedule 1.01(a), which Indebtedness (i) may not exceed $50,000,000 without the approval of the Administrative Agent, (ii) is unsecured, (iii) is subordinated to the Obligations in a manner acceptable to the Administrative Agent, and (iv) is Collateral and (b) any future Indebtedness of the Borrower to the Parent created with the proceeds of a Capitalization Event which satisfies the requirements of the foregoing clauses (ii), (iii) and (iv).
     “Approved Inter-Company Indebtedness Loan Documents” means the documents described on Schedule 1.01(a), together with any additional promissory notes or other documents evidencing Approved Inter-Company Indebtedness.
     “Arlington Property” means the Arlington Hilton in Arlington, Texas.

     “Arranger” has the meaning given such term in the initial paragraph of this Agreement.
     “Asset Disposition” means any conveyance, exchange, transfer, assignment, or condemnation of any Investment or Non-Replaced Property by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit C.
     “Assignment of Leases” means an assignment of leases, rents and security deposits executed by the Borrower or any Guarantor to secure the Obligations, each in form reasonably approved by the Administrative Agent with such modifications as may be necessary and appropriate in the opinion of counsel to the Administrative Agent to comply with the state law of the filing jurisdiction and as may be reasonably satisfactory to the Administrative Agent, as the same may be amended or terminated in accordance with its terms.
     “Beverage Entity” means any Subsidiary or Unconsolidated Entity of the Parent for which substantially all of such Person’s Property is directly related to the sale of beverages at a Hospitality Property, and “Beverage Entities” means all such Persons.
     “Borrower” means Interstate Operating Company, LP, a Delaware limited partnership.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type (a) made by each Lender pursuant to Section 2.01(a) or 2.01(b) or (b) Converted by each Lender to Advances of a different Type pursuant to Section 2.02(b).
     “Business Day” means (a) with respect to Adjusted Base Rate Advances, a day of the year on which banks are not required or authorized to close in New York, New York, and (b) with respect to Eurodollar Rate Advances, a day of the year on which banks are not required or authorized to close in New York, New York, or London, England.
     “Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property, improvements, equipment, or other personal property, or for replacements or substitutions therefore or additions thereto, which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease, but excluding repairs or maintenance of any Hospitality Property in the normal and ordinary course of business in keeping with the past practices of the Borrower or the Parent.

     “Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capitalization Event” means any sale or issuance by the Parent or any of its Subsidiaries of equity securities except for (a) the issuance of the Borrower’s limited partnership interests in accordance with the provisions of Section 6.05(e)(ii), (b) the issuance by the Parent of equity securities within 90 days after the Effective Date and (c) the sale or issuance by the Parent of any of its equity securities pursuant to the exercise of options granted pursuant to the Parent’s stock option plans for employees and directors.
     “Capitalized Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under any Capital Lease, as determined on a consolidated basis in conformity with GAAP.
     “Cash Collateral Account” means a special cash collateral account containing cash deposited pursuant to the terms of this Agreement to be maintained at the Administrative Agent’s office in accordance with Section 8.04.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change in Control” means for any Person a change in ownership or control of such Person effected through either of the following transactions:
     (a) any Person or related group of Persons (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of such Person’s outstanding securities; or
     (b) there is a change in the composition of such Person’s Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
     “Class” has the meaning set forth in Section 1.04.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

     “Collateral” means all of the Parent’s and its Subsidiaries’ interests in the following, whether owned on or acquired after the Effective Date: (a) the Ownership Interests of all existing Subsidiaries and Unconsolidated Entities of the Parent and the Borrower and any future Material Subsidiary or Material Unconsolidated Entity except for the Ownership Interests in Beverage Entities (the Ownership Interests required to be Collateral pursuant to this definition being referred to herein as the “Ownership Interests Collateral”), (b) the rights to receive payments for its account (including the right to receive termination payments) under all Permitted Property Agreements, (c) Owned Hospitality Properties, (d) the Approved Inter-Company Indebtedness and the Approved Inter-Company Indebtedness Loan Documents, and (e) any other collateral described in the Security Agreement or other Security Documents; provided that the pledge of such Property is not prohibited by the terms of (i) Permitted Property Agreements, joint venture agreements, organizational documents and other contractual arrangements to which the Borrower or a Subsidiary is a party and which are in effect on the Effective Date, in each case as approved by the Administrative Agent; (ii) with respect to any Ownership Interests in or Property of a Permitted Other Subsidiary, the loan documentation for any Permitted Other Indebtedness incurred by such Permitted Other Subsidiary; and (iii) with respect to any Ownership Interests in an Unconsolidated Entity, the loan documentation for Indebtedness incurred by such Unconsolidated Entity or joint venture agreements or other contractual arrangements for such Unconsolidated Entity; provided that if at any time such prohibition no longer exists with respect to any Property (including, without limitation, the Concord Property), such Property shall be pledged and/or mortgaged as Collateral pursuant to Section 5.09 and 5.10. The Ownership Interests which cannot be pledged as of the date of this Agreement are those certain Ownership Interests designated in Schedule 1.01(b) as Non-Pledgable.
     “Comfort Letter” shall mean a reliance letter, estoppel certificate, or similar agreement provided by a franchisor in favor of the Administrative Agent setting forth the Administrative Agent’s rights and obligations under a franchise agreement, including, without limitation, Administrative Agent’s rights thereunder following a foreclosure of any Owner Hospitality Property by the Administrative Agent.
     “Commitment” means, as to any Lender, its Revolving Commitment and its Term Commitment.
     “Commitment Fee Rate” means, with respect to the commitment fee payable under Section 2.03(a) at any date, .50% percent per annum.
     “Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit D.
     “Concord Property” means the Hilton Concord in Concord, California.
     “Consolidated” refers, with respect to any Person, to the consolidation of the accounts of such Person with such Person’s Subsidiaries in accordance with GAAP.

     “Control Investment Affiliate”: means, with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.
     “Controlled Group” means all members of the controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Guarantor, are treated as a single employer under Section 414 of the Code.
     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).
     “Credit Documents” means this Agreement, the Notes, the Guaranties, the Environmental Indemnities, the Security Documents, the Fee Letter, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.
     “Currency Agreements” means all swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies.
     “Customary Management Agreement” means a management agreement for a Hospitality Property by and between a Person, as owner, and Borrower or Parent’s Subsidiary or Unconsolidated Entity, as manager, which (a) has a term and early termination payment provisions, if any, which are reasonable based upon the amount of any Investment made to obtain such management agreement and (b) is in substantially the form of an Existing Management Agreement, a form which does not include materially adverse provisions which are not customary for management agreements of Hospitality Properties or such other form as is approved by the Administrative Agent in writing (which approval shall not be unreasonably withheld).
     “Customary Participating Lease” means a lease (except for a Ground Lease) for a Hospitality Property by and between a Person, as lessor, and Borrower or Parent’s Subsidiary, as lessee, which (a) has expected economics and a term and early termination payment provisions which are reasonable based upon the amount of any Investment made to obtain such lease and (b) are in a form which does not include materially adverse provisions which are not customary for participating leases of Hospitality Properties or such other form as is approved by the Administrative Agent in writing (which approval shall not be unreasonably withheld).
     “Customary Property Agreement” means a Customary Management Agreement or a Customary Participating Lease, and “Customary Property Agreements” means all such agreements and leases.
     “Debt Service Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Adjusted EBITDA to (b) the sum of (i) the Parent’s Interest Expense, for such Rolling Period and (ii) scheduled payments made during such period on account of principal of Indebtedness of the Parent and its Subsidiaries other than balloon payments of principal due upon the stated maturity of any such Indebtedness or similar principal payment which repays or discharges such Indebtedness in full; provided, that for purposes of determining the ratio described above for the fiscal quarters of the Parent ending June 30, 2007, September 30, 2007 and December 31, 2007, the scheduled payments in respect of the Existing Credit Facility for each of the Fiscal Quarters of the Parent prior to the Effective Date shall be deemed to equal to $162,500.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender which has wrongfully refused or failed to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 9.05, or notified in writing the Borrower or the Administrative Agent that such Lender does not intend to comply with its obligations under this Agreement.
     “Dollar Equivalent” means the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Lehman Brothers at 10:00 a.m. (New York City time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.
     “Dollars” and “$” means lawful money of the United States of America.
     “Documentation Agent” has the meaning given such term in the initial paragraph of this Agreement.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Operations Contact” for Adjusted Base Rate Advances in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means for any Person or Hospitality Property, as applicable, for any period for which such amount is being determined, an amount equal to (a) the Net

Income for such Person or Hospitality Property, as applicable, for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, income taxes, depreciation, and amortization, as determined on a Consolidated basis in accordance with GAAP plus (c) to the extent deducted in determining Net Income, deductions for minority interest attributable to the Ownership Interests in the Borrower not owned (directly or indirectly) by the Parent.
     “Effective Date” means the date all of the conditions precedent set forth in Section 3.01 have been satisfied.
     “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans as one of its businesses; provided that no Affiliate of Parent shall be an Eligible Assignee.
     “Engineering Report” means with respect to any Owned Hospitality Property, an engineering report which (a) is prepared for, or is accompanied by a reliance letter for the Lenders and the Administrative Agent by a Person reasonably satisfactory to the Administrative Agent, (b) is prepared in accordance with a scope of services reasonably satisfactory to the Administrative Agent, (c) is prepared within three (3) months of the date of acquisition of such Owned Hospitality Property, and (d) reflects no material concerns pertaining to the physical condition of the Owned Hospitality Property, including without limitation the structural, electrical, plumbing, mechanical and other essential components of the Owned Hospitality Property other than such concerns as may be addressed by a renovation or repair plan reasonably satisfactory to the Administrative Agent.
     “Environment” or “Environmental” shall have the respective meanings set forth in 42 U.S.C. ‘9601(8), as amended.
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
     “Environmental Indemnity” means one or more environmental indemnity agreements dated of even date herewith in substantially the form of the attached Exhibit E executed or to be executed by the Borrower, the Parent and all Guarantors, and any future environmental indemnities executed in connection with any Hospitality Property, as any of such environmental indemnities may be amended hereafter in accordance with the terms of such agreements.

     “Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.
     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.
     “Environmental Report” means with respect to any Owned Hospitality Property, an environmental report which (a) is prepared for, or is accompanied by a reliance letter for, the Lenders and the Administrative Agent by a Person reasonably satisfactory to the Administrative Agent, (b) is prepared in accordance with a scope of services reasonably satisfactory to the Administrative Agent, (c) is prepared within three (3) months of the date of acquisition of such Owned Hospitality Property, and (d) certifies to the Administrative Agent and the Lenders that the Owned Hospitality Property and the soil and the groundwater thereunder do not contain Hazardous Substances except for Permitted Hazardous Substances.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
     “Eurodollar Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Operations Contact” for each type of Eurodollar Rate Advance in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent for each type of Eurodollar Rate Advance.
     “Eurodollar Rate” with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

     Eurodollar Base Rate
1.00 - Eurodollar Reserve Requirements
     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.06(b).
     “Eurodollar Reserve Requirement” for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.
     “Event of Default” has the meaning set forth in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C., as amended, and the rules and regulations promulgated thereunder.
     “Excluded Amount” means $30,000,000.
     “Existing Credit Facility” means the Amended and Restated Senior Credit Agreement dated as of January 14, 2005 among the Borrower, Sociètè Gènèrale, as the Administrative Agent, SG Americas Securities, LLC, as Sole Lead Arranger and Book Runner and various lenders, as amended, supplemented or otherwise modified from time to time prior to the Effective Date.
     “Existing Letter of Credit” and “Existing Letters of Credit” means the Letter of Credit issued by Sociètè Gènèrale, listed on Schedule 4.16(b), to be replaced by the Letter of Credit to be issued by Bank of America, N.A. within five (5) Business Days of the Effective Date.
     “Existing Management Agreements” means the management agreements listed on Schedule 1.01(c).
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Fee Letter” means the letter agreement dated as of January 30, 2007, among the Borrower, the Parent, Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc.
     “Financial Covenants” mean the financial covenants set forth Article VII.
     “Financial Statements” means the financial statements of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(j).
     “Financing Statement” means any Uniform Commercial Code — Financing Statement — Form UCC-1 to be executed (if necessary or desirable) and delivered by the Parent or any of its Subsidiaries in connection with perfecting the security interest assigned by any Security Document, and any extension, renewal, or amendment thereof.
     “Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.
     “Fiscal Year” means the twelve-month period ending on December 31.
     “Fund” means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. ‘9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. ‘9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the “Fund,” “Trust Fund,” or “Superfund” that are now maintained pursuant to 42 U.S.C. ‘9507.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.
     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent or any of their respective Properties.
     “Ground Lease” means a lease by and between a Person, as lessor, and Borrower or Parent’s Subsidiary, as lessee, where the term of such lease is in excess of twenty (20) years.

     “Guarantor” means each of the Parent, each Subsidiary of the Parent (except (a) the Permitted Other Subsidiaries, (b) the Beverage Entities, (c) certain other non-Material Subsidiaries so long as such Subsidiary is prohibited from acting as a Guarantor because of joint venture agreements, organizational documents and other contractual arrangements to which such non-Material Subsidiary is a party and which are in effect on the Effective Date and set forth on Schedule 1.01(e)(i), in each case as approved by the Administrative Agent and (d) Subsidiaries with assets and revenues less than $100,000) existing as of the Effective Date, and any future Material Subsidiary, and “Guarantors” means all of such Persons. The Guarantors on the Effective Date are identified on Schedule 1.01(e)(ii).
     “Guaranty” means one or more Guaranty and Contribution Agreements in substantially the form of the attached Exhibit F executed by the Guarantors, evidencing the joint and several guaranty by the signatories thereto of the obligations of Borrower in respect of the Credit Documents, and any future guaranty and contribution agreement executed to secure Advances, as any of such agreements may be amended hereafter in accordance with the terms of such agreements.
     “Hazardous Substance” or “Hazardous Material” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, mold or other fungi, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hospitality Management Business” shall mean the management, operation or leasing as lessee of any Hospitality Property, including timeshare and condominium sales and brokerage.
     “Hospitality Property” shall mean a full service or limited service hotel or resort, a condominium or timeshare hotel or resort, an extended stay property, or a conference center, and other facilities incidental to, or in support of such property, including without limitation, restaurants and other food-service facilities, spas, golf facilities or other entertainment facilities or club, conference or meeting facilities and Intellectual Property related thereto; provided that such property shall not include any casino or other gaming property (even if only a part of a Hospitality Property) or senior living property.
     “Improvements” for any Owned Hospitality Property means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such Owned Hospitality Property; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

     “Indebtedness” means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefore or for which such Person is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness unless the validity of such Lien is being contested in good faith and with due diligence by appropriate proceedings, provided that such Lien is subordinate to the Liens created by the Security Documents and such Person shall have delivered a bond or other security acceptable to the Administrative Agent equal to 125% of the contested amount; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) Capitalized Lease Obligations of such Person; (f) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for U.S. federal income tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations of such Person in respect of any take-out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Ownership Interests (other than Mandatorily Redeemable Stock)); and (i) to the extent treated as a liability under GAAP, obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates.
     “Insurance Annual Statement” means the annual statutory financial statements of each Insurance Company required to be filed with the insurance commissioner (or similar Governmental Authority) of its jurisdiction of incorporation, which statement shall be in the form required by the jurisdiction of incorporation of such Insurance Company or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar Governmental Authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar Governmental Authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     “Insurance Contract” means each outstanding insurance contract of each Insurance Company.
     “Insurance Company” means each of the Borrower, the Parent or their respective Subsidiaries that is or acts as an insurance company or provides a guaranty for a Person acting as an insurance company.
     “Insurance License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.
     “Insurance Reserve Liabilities” means all reserves and other liabilities with respect to insurance and for claims and benefits incurred but not reported.
     “Insurance Surplus” means an estimate of the amount by which an insurance plan’s assets exceed its expected current and future liabilities, including the amount expected to be needed to fund future benefit payments.
     “Intellectual Property” shall have the meaning given such term in the Security Agreement.
     “Interest Expense” means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capital Leases in accordance with GAAP) and all charges incurred with respect to letters of credit determined on a Consolidated basis in conformity with GAAP, plus capitalized interest of such Person and its Subsidiaries.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Adjusted Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. To the extent available for a Eurodollar Rate Advance, the duration of each such Interest Period shall be one, two, three or six months for all other Eurodollar Rate Advances, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 12:00 noon (New York, New York time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:
     (a) Interest Periods for Advances of the same Borrowing shall be of the same duration;
     (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the preceding Business Day;
     (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;
     (d) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; and
     (e) no Interest Period with respect to any portion of any Advance shall extend beyond the Maturity Date.
     “Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement pertaining to the fluctuations in interest rates.
     “Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of any Ownership Interests or Ownership Interest Equivalents in any other Person, (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person, including by way of merger, (d) any Capital Expenditure, and (e) any payment, whether capitalized or not, to acquire a management agreement or lease (including, without limitation, any Permitted Property Agreement).
     “Investment Amount” means (a) for any Owned Hospitality Property the sum of (i) the aggregate purchase price paid by the Borrower or its Subsidiary for such Owned Hospitality Property, and (ii) the actual cost of any Capital Expenditures for such Owned Hospitality Property made by the Borrower or its Subsidiaries after the acquisition of such Owned Hospitality Property (or, without duplication, the amount of any reserve for such Capital Expenditures established from time to time), and (b) for any other Investment or Property the aggregate purchase price paid by the Borrower or its Subsidiary for such other Investment or Property. The Investment Amount shall include any Ownership Interests or Ownership Interest Equivalents used to purchase such Investment at their fair market value at the time of purchase; provided that any such Ownership Interests or Ownership Interest Equivalents which are convertible into the Parent’s common stock shall be valued at the price at which they could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of acquiring such Investment. Investment Amount shall not include Indebtedness incurred in connection with an Investment, or any refinancing of such Indebtedness, unless such Indebtedness was provided by the Parent, the Borrower or one of their respective Subsidiaries.

     “Investment Fund” means a fund or funds referred to in clause (c) of the definition of Permitted New Investments.
     “Issuing Bank” means Sociètè Gènèrale, Bank of America, N.A. or any Lender acting as a successor Issuing Bank pursuant to Section 10.06, and “Issuing Banks” means, collectively, all of such Lenders.
     “Land” for any Owned Hospitality Property means the real property upon which the Owned Hospitality Property is located, together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (e) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (f) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.
     “Lender Addendum”: means, with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Effective Date as provided in Section 10.22.
     “Lenders” means the lenders who have a Revolving Commitment or a Term Commitment as of the Effective Date and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.06, and “Lender” means any such Person.
     “Letter of Credit” means, individually, any letter of credit issued by the Issuing Bank in accordance with the provisions of Section 2.13 of this Agreement, including any Existing Letter of Credit, and “Letters of Credit” means all such letters of credit, collectively.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any reimbursement or other agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit and (b) the aggregate unpaid amount of all Letter of Credit Obligations at such time.

     If the Letter of Credit has an automatic increase schedule, the maximum amount shall be deemed the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     “Letter of Credit Obligations” means all obligations of the Borrower arising in respect of the Letter of Credit Documents, including without limitation the aggregate drawn amounts of Letters of Credit which have not been reimbursed by the Borrower or converted into an Adjusted Base Rate Advance pursuant to the provisions of Section 2.13(c).
     “Leverage Ratio” means the ratio on any date of (a) the Total Indebtedness on such date to (b) the Parent’s Adjusted EBITDA for the Rolling Period immediately preceding such date.
     “Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).
     “Liquid Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;
     (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender with a Revolving Commitment or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Lender with a Revolving Commitment or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Administrative Agent;
     (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and
     (d) such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.
     “Loan Party” means, the Borrower and the Guarantors.
     “Mandatorily Redeemable Stock” means, with respect to any Person, any Ownership Interest of such Person which by the terms of such Ownership Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Ownership Interest which is redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Ownership Interest which is redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), in each case on or prior to the Term Maturity Date.
     “Margin Stock” shall have the meaning provided in Regulation U.
     “Material Adverse Change” shall mean a material adverse change (a) in the business, property, condition (financial or otherwise), prospects or results of operations of the Borrower, the Parent and the other Guarantors taken as a whole, in each case since December 31, 2005, or (b) in the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Subsidiary” means any Subsidiary of the Parent having assets or annual revenues in excess of $1,000,000.
     “Material Unconsolidated Entity” means any Unconsolidated Entity of the Parent for which the Investment Amount is in excess of $1,000,000.
     “Materials” has the meaning set forth in Section 5.05.
     “Maturity Date” means, (a) with respect to any Revolving Advances, the Revolving Maturity Date, and (b) with respect to any Term Advances, the Term Maturity Date.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law.
     “MHC” means MeriStar Hospitality Corporation, a Maryland corporation.

     “Minimum Net Worth” means, with respect to the Parent, at any time, the sum of $150,000,000 plus (a) 75% of the aggregate net proceeds or value received by the Parent or any of its Subsidiaries after the date of this Agreement in connection with any Capitalization Events taken as a whole, including without limitation in connection with the acquisition of any Investment or other Property, plus (b) to the extent a positive number, 75% of the aggregate Net Income of the Parent and the Parent’s Subsidiaries for the period from and including October 1, 2006 to the date of testing, on a Consolidated basis, minus (c) an amount equal to the lesser of (i) $25,000,000 or (ii) the aggregate amount of all of the Parent’s write-offs under GAAP of intangible assets that occur after September 30, 2006.
     “Minority-Owned Fund” shall be defined as any fund for which the Parent and its Subsidiaries collectively own less than 50% of the Ownership Interests of such fund, but whose financial results are consolidated with the financial results of the Parent and the Parent’s Subsidiaries under GAAP.
     “Moody’s” means Moody’s Investor Service Inc.
     “Mortgages” means, collectively, the deeds of trust and mortgages executed by the Borrower or any Guarantor to secure the Obligations, each in form reasonably acceptable to the Administrative Agent with such modifications as may be necessary and appropriate in the opinion of counsel to the Administrative Agent to comply with the state law of the filing jurisdiction and as may be reasonably satisfactory to the Administrative Agent, as the same may be amended or terminated in accordance with their terms, and “Mortgage” means any of such instruments.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of the Controlled Group is making or has an obligation to make contributions.
     “Net Cash Proceeds” means (a) the aggregate cash proceeds (including, without limitation, insurance and condemnation proceeds) received by the Parent, the Borrower or any of their respective Subsidiaries (as applicable) in connection with any Indebtedness incurrence on or after the Effective Date (excluding the Obligations and the incurrence of other Indebtedness which does not trigger a Repayment Event), Asset Disposition, Capitalization Event or casualty, minus (b) the reasonable expenses of such Person in connection with such Indebtedness incurrence, Asset Disposition, Capitalization Event or casualty, minus (c) to the extent that assets disposed of in connection with an Asset Disposition secure Indebtedness permitted pursuant to the provisions of Section 6.02(a), the amount of such Indebtedness which is required to be repaid pursuant to the terms of such Indebtedness in connection with such Asset Disposition, as reasonably evidenced by the Borrower to the Administrative Agent.
     “Net Income” means, for any Person or Hospitality Property, as applicable, for any period for which such amount is being determined, the net income or net loss of such Person (on a Consolidated basis) or Hospitality Property, as applicable, after taxes, as determined on a Consolidated basis in accordance with GAAP, excluding, however, (a) non-recurring expenses and (b) extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets.
     “Net Worth” means, for any Person, stockholders equity of such Person determined in accordance with GAAP.
     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
     “Non-Replaced Property” means any Property owned by the Borrower or any of the Guarantors which (a) was used in the ownership, operation or management of any Hospitality Property, (b) has been conveyed, exchanged, transferred, or assigned by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor, (c) has not been replaced in the ordinary course of business by Property of equal or better quality, and (d) was not included within the definition of “Investments”.
     “Note” means any of the Revolving Notes or the Term Notes, and “Notes” means all of such promissory notes.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.
     “Obligations” means all Advances, Letter of Credit Obligations, and other amounts payable by the Borrower or any Guarantor to the Administrative Agent, an Issuing Bank or the Lenders under the Credit Documents.
     “Other Taxes” has the meaning set forth in Section 2.11(b).
     “Owned Hospitality Property” means a Hospitality Property owned by the Parent or one of the Parent’s Subsidiaries or leased by the Parent or one of the Parent’s Subsidiaries pursuant to a Ground Lease; provided that, for purposes of Section 7.04(i), no more than 40% of the value (determined pursuant to an Appraisal reasonably satisfactory to the Administrative Agent) of Owned Hospitality Properties may be located outside the United States and all of the Mortgages referred to in Section 7.04 shall be reasonably satisfactory to the Administrative Agent in accordance with the definition of Mortgage.
     “Owned Hospitality Property Investments” shall mean Investments in (a) Owned Hospitality Properties or (b) in Persons for which Hospitality Properties are substantially all of such Person’s Property which results in the Parent directly or indirectly owning 50% or more of the applicable Hospitality Property.
     “Owned Hospitality Property Security Documents” for any Owned Hospitality Property (other than one owned by a Permitted Other Subsidiary), means collectively (a) a Mortgage, (b) an Assignment of Leases, and (c) such other security agreements, pledge agreements, assignments, mortgages, financing statements, stock powers, and other collateral documentation as the Administrative Agent may reasonably request.
     “Ownership Interests” means shares of stock, other securities, partnership interests, member interests, beneficial interests or other interests in any Person, whether voting or nonvoting, and participations or other equivalents (regardless of how designated) of or in a Person.
     “Ownership Interests Collateral” has the meaning given such term in the definition of “Collateral.”
     “Ownership Interest Equivalents” means all securities (other than Ownership Interests) convertible into or exchangeable for Ownership Interests and all warrants, options or other rights to purchase or subscribe for any Ownership Interests, whether or not presently convertible, exchangeable or exercisable.
     “Parent” means Interstate Hotels & Resorts, Inc., a Delaware corporation.
     “Parent’s Other Subsidiaries” means the direct Subsidiaries of the Parent on the Effective Date, other than the Borrower.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Asset Disposition” means an Asset Disposition which (a) occurs at a time in which no Default has occurred and is continuing, and (b) would not cause a Default to occur upon the consummation of such Asset Disposition.
     “Permitted Encumbrances” means the Liens permitted to exist pursuant to Section 6.01.
     “Permitted Hazardous Substances” means (a) Hazardous Substances that are (i) used in the ordinary course of business and in typical quantities for a Hospitality Property and (ii) generated, used and disposed of in accordance with all Legal Requirements (including Environmental Laws) and good industry practice, and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Hospitality Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and maintained pursuant to a reasonable operations and maintenance program as may be required by the Administrative Agent.

     “Permitted New Investments” means the following Investments made after the Effective Date:
     (a) Investments (i) to acquire Permitted Property Agreements and (ii) in Persons for which Permitted Property Agreements are substantially all of such Person’s Property, which Persons become majority-owned Subsidiaries of the Borrower, provided that no individual Investment under the foregoing clauses (i) or (ii) shall have an Investment Amount which exceeds $5,000,000;
     (b) Sliver Investments for which (i) the Investment Amount for any individual Investment does not exceed $10,000,000 and (ii) the Investment Amount for all such Investments in the aggregate does not exceed $75,000,000.
     (c) an equity Investment in one fund (or parallel funds investing in the same Investments) (i) whose Investments will be limited to Hospitality Properties for which the Borrower or its wholly-owned subsidiary will have a Customary Property Agreement, (ii) whose Investments will be limited such that the Borrower’s direct or indirect share of any individual Investment does not exceed an Investment Amount of $10,000,000, (iii) for which Borrower’s direct or indirect Investment in such fund(s) does not exceed an Investment Amount of $75,000,000 in the aggregate, and (iv) in which the Borrower or its Subsidiary owns 25% or less of the Ownership Interests in such fund(s), provided that the Borrower and its Subsidiaries and Affiliates cannot invest in more than one fund (or parallel funds) under this paragraph (c), nor treat any Investment that would qualify as the one fund (or parallel funds) under this paragraph (c) as any other type of Permitted Investment;
     (d) Investments in Persons that have Permitted Property Agreements which meet the requirements of the foregoing paragraph (a), but are not majority-owned Subsidiaries of the Borrower; provided that the aggregate Investment Amount of all such Investments can not exceed $10,000,000;
     (e) Owned Hospitality Property Investments, provided that:
     (i) at least five (5) Business Days prior to acquiring an Owned Hospitality Property Investment the Borrower shall have delivered to the Administrative Agent for its review and approval (such approval not to be unreasonably withheld or delayed) the Property Information set forth in clauses (a) through (h) of the definition of Property Information for the applicable Hospitality Property,
     (ii) any Ground Lease for an Owned Hospitality Property must be financable in the reasonable opinion of the Administrative Agent,

     (iii) no more than twenty percent (20%) of the hotel rooms in the applicable Hospitality Property may be subject to a timeshare regime, and
     (iv) to the extent that such Investment would be included in the definition of Collateral, the provisions of Section 5.09(a) are satisfied.
     (f) Equity Investments in Persons that provide services to current or future Hospitality Properties for which either (i) the Parent or its direct or indirect Subsidiary has a Permitted Property Agreement or (ii) the Parent directly or indirectly owns 50% or more of the applicable Hospitality Property; provided that the aggregate Investment Amount of all such Investments can not exceed $10,000,000; and
     (g) up to $5,000,000 for non-Hospitality Property related Investments.
     If any Investment involves (a) multiple Permitted Property Agreements or an Investment in a Person which has multiple Permitted Property Agreements and (b) is in a class of permitted investment subject to individual Investment Amount limitations, then for purposes of testing such individual Investment Amount limitations only, the total Investment Amount for such Investment shall be divided by the number of Hospitality Properties which would be subject to Permitted Property Agreements with the Borrower or its majority-owned Subsidiary.
     “Permitted Non-Recourse Designated Entity Indebtedness” means Indebtedness of an Unconsolidated Entity or a Minority-Owned Fund which (a) is incurred by an Unconsolidated Entity or a Minority-Owned Fund to acquire or develop a Hospitality Property or Hospitality Management Business or refinance such acquisition Indebtedness, and (b) is non-recourse to the Parent, the Borrower and their respective Subsidiaries except for the Property of or the Ownership Interests in such Unconsolidated Entity or Minority-Owned Fund, as applicable, and customary recourse “carve-outs”.
     “Permitted Other Indebtedness” means:
     (a) Indebtedness which (i) is incurred by a Permitted Other Subsidiary to (A) acquire an Owned Hospitality Property Investment which qualifies as a Permitted New Investment, or (B) refinance Indebtedness incurred to acquire a Permitted New Investment, in the case of clauses (A) and (B), where the Indebtedness incurred does not exceed 65% of the Investment Amount (without regard to the final sentence of such definition) for such Permitted New Investment, and (ii) is non-recourse to the Parent, the Borrower and their respective Subsidiaries except for the Property of or the Ownership Interests in such Permitted Other Subsidiary and customary recourse “carve-outs” (it being agreed that the Indebtedness currently secured by the Arlington Property, the Westchase Property and the Concord Property are Permitted Other Indebtedness within the meaning of this paragraph (a));

     (b) Unsecured Indebtedness (excluding the Obligations and any other Indebtedness separately listed in this definition of “Permitted Other Indebtedness”) (i) which in the aggregate does not exceed $200,000,000, (ii) for which not more than $100,000,000 may be Senior Indebtedness, (iii) which matures after the Maturity Date, and (iv) which is subject to terms and conditions reasonably acceptable to the Administrative Agent;
     (c) Approved Inter-Company Indebtedness;
     (d) Permitted Non-Recourse Designated Entity Indebtedness;
     (e) minority Ownership Interests reflected on the Parent’s financial statements as Indebtedness.
     “Permitted Other Subsidiary” means a Subsidiary of the Parent which (a) is a single-purpose Person, (b) has never been a Guarantor, nor owned any Collateral, and (c) only owns Permitted New Investments acquired in whole or in part with the proceeds of Permitted Other Indebtedness and other Property ancillary to such Permitted New Investments.
     “Permitted Property Agreements” means (a) Existing Management Agreements and (b) Customary Property Agreements related to Hospitality Properties entered into after the Effective Date.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) to which the Parent, the Borrower or any member of the Controlled Group has any obligation or liability (contingent or otherwise) and covered by Title I of ERISA.
     “Platform” has the meaning set forth in Section 5.05.
     “Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender free of (or, upon written request of the Borrower specifying the applicable form, at a reduced rate of) deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person, including without limitation, the Permitted Property Agreements and all Owned Hospitality Properties.
     “Property Information” for any Owned Hospitality Property means the following information and documentation for such Owned Hospitality Property:
     (a) an Engineering Report;
     (b) an Environmental Report;
     (c) a commitment for a Title Policy, together with a legible copy of all documents referred to in such commitment;
     (d) a current Appraisal satisfactory to the Administrative Agent;
     (e) a copy of the agreements pursuant to which the Owned Hospitality Property is being acquired;
     (f) a ALTA/ASCM survey reasonably satisfactory to the Administrative Agent;
     (g) all financial statements reasonably required by the Administrative Agent;
     (h) copies of any third party property management and/or franchise agreements or comparable agreements relating to the Owned Hospitality Property; and
     (i) such other information regarding the acquisition, ownership, operation, maintenance and leasing of an Owned Hospitality Property as the Administrative Agent may reasonably request from time-to-time.
     “Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of (a) such Lender’s Commitments, plus, to the extent any Class of Commitment has been terminated, such Lender’s outstanding Advances for such Class (and participation interest in the Letter of Credit Exposure if the Revolving Commitments have been terminated) to (b) all Lenders’ aggregate Commitments, plus, to the extent any Class of Commitment has been terminated, all Lenders’ aggregate outstanding Advances for such Class (and participation interest in the Letter of Credit Exposure if the Revolving Commitments have been terminated).
     “Public Lender” has the meaning set forth in Section 5.05.
     “Register” has the meaning set forth in paragraph (d) of Section 10.06.

     “Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof.
     “Reinsurance Contract” means each outstanding reinsurance, coinsurance and other similar contract of each Insurance Company.
     “Related Fund” means, with respect to any Lender, any fund that (a) invests in commercial loans and (b) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender or such investment advisor.
     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Repayment Amount” means (a) with respect to any Indebtedness incurrence, Asset Disposition or termination payment under a Permitted Property Agreement, the Net Cash Proceeds from such event, and (b) with respect to any Capitalization Event, 50% of the Net Cash Proceeds from such Capitalization Event.
     “Repayment Event” means any of the following events on or after the Effective Date by the Parent, the Borrower or one of their respective Subsidiaries:
     (a) the incurrence of any Indebtedness excluding (i) the Obligations, (ii) Permitted Non-Recourse Designated Entity Indebtedness, and Indebtedness under clause (a) of the definition of “Permitted Other Indebtedness” incurred to make a Permitted New Investment (and not in respect of assets previously owned by the Parent or a Subsidiary), and (iii) the refinancing of Indebtedness previously incurred under clause (b) of the definition of “Permitted Other Indebtedness” up to the amount of the Indebtedness refinanced;
     (b) a Capitalization Event;
     (c) an Asset Disposition or the payment to the Borrower or one of the Borrower’s Subsidiaries of a termination payment under a Permitted Property Agreement after the Effective Date, provided that subject to Section 5.09(c), (i) a Repayment Event shall not be deemed to have occurred for individual Asset Dispositions (but not termination payments) for which the Net Cash Proceeds do not exceed $1,000,000 in any Rolling Period, (ii) the Net Cash Proceeds from termination payments shall not be counted toward the Excluded Amount and may be reinvested in full in accordance with Section 2.07, and (iii) the aggregate Net Cash Proceeds from Asset Dispositions (excluding termination payments) up to the Excluded Amount may be reinvested in accordance with Section 2.07 and such Net Cash Proceeds in excess of the Excluded Amount shall repay the Advances; and
     (d) A casualty to or condemnation of an Owned Hospitality Property other than a casualty or condemnation for which the aggregate Net Cash Proceeds either (i) does not exceed $1,000,000 or (ii) are utilized for the restoration of the Owned Hospitality Property affected by such casualty within one year of the date of such casualty.
     “Reportable Event” means any of the events set forth in Section 4043(b) or 4043(c) of ERISA.
     “Required Lenders” means Non-Defaulting Lenders the sum of whose outstanding Term Advances (and, prior to the termination thereof, Term Commitments) and Revolving Commitments (or after the termination thereof, outstanding Revolving Advances and participations in Letter of Credit Exposure) represent at least 51% of the sum of all outstanding Term Advances (and, if prior to the termination thereof, Term Commitments) of Non-Defaulting Lenders and the sum of all Revolving Commitments of Non-Defaulting Lenders (or after the termination of the Revolving Commitments, the sum of the then total outstanding Revolving Advances of Non-Defaulting Lenders, and the aggregate participations of all Non-Defaulting Lenders of Letter of Credit Exposure at such time); provided that with respect to a vote which only involves a certain Class or Classes, only the Commitments and Advances for the applicable Class or Classes shall be used in the calculation of Required Lenders.
     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means the Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Accounting Officer or Treasurer of any Person, or, with respect to a partnership, the general partner of such Person.
     “Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of any Indebtedness not permitted by this Agreement or any Subordinate Indebtedness, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any Ownership Interests of such Person, other than dividends or distributions payable in such Person’s Ownership Interests.
     “Revolving Advance” means any advance by a Lender to the Borrower in Dollars pursuant to such Lender’s Revolving Commitment or a continuation of an existing Revolving Advance, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance.
     “Revolving Commitment” means, for each Lender, the Revolving Commitment set forth for such Lender as its Revolving Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c). As of the Effective Date, the aggregate amount of the Revolving Commitments under this Agreement is $60,000,000.

     “Revolving Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Revolving Advances and (ii) the aggregate amount of all Letter of Credit Exposure at such time.
     “Revolving Maturity Date” means March 9, 2010.
     “Revolving Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit A-1, evidencing Indebtedness of the Borrower to such Lender resulting from Revolving Advances from such Lender, and “Revolving Notes” means all of such promissory notes.
     “Revolving Required Lenders” means Non-Defaulting Lenders the sum of whose Revolving Commitments (or after the termination thereof, outstanding Revolving Advances and participations in Letter of Credit Exposure) represent at least 51% of the sum of all Revolving Commitments of Non-Defaulting Lenders (or after the termination of the Revolving Commitments, the sum of the then total outstanding Revolving Advances of Non-Defaulting Lenders, and the aggregate participations of all Non-Defaulting Lenders of Letter of Credit Exposure at such time).
     “Revolving Share” means, at any time with respect to any Lender with a Revolving Commitment or outstanding Revolving Advance, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, or, if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s Revolving Advances at such time to the aggregate Revolving Advances at such time.
     “Rolling Period” means, as of any date, the four Fiscal Quarters ending immediately preceding such date.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereof.
     “SAP” means, with respect to each Insurance Company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar Governmental Authority) in the jurisdiction of such Insurance Company for the preparation of Insurance Annual Statements and other financial reports by insurance companies of the same type in effect from time to time, applied in a manner consistent with those used in preparing the SAP Financial Statements.
     “SAP Financial Statements” means the audited annual and unaudited quarterly convention statements filed with the domiciliary state insurance departments of each Insurance Company.
     “Security Agreement” means the Security Agreement in favor of the Administrative Agent from the Borrower, the Parent and the other Guarantors, granting a

Lien in all existing and future Collateral of the Borrower and its Subsidiaries in substantially the form of the attached Exhibit I.
     “Security Documents” means the Security Agreement, all Owned Hospitality Property Security Documents, all Financing Statements and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations; and any “Security Document” means any one of the foregoing.
     “Senior Indebtedness” means the Total Indebtedness minus the Subordinate Indebtedness.
     “Sliver Investments” shall mean debt and equity investments in partnerships, companies or limited liability companies (a) for which the Borrower’s direct or indirect ownership interest is less than 50% and (b) that own hospitality properties for which the Borrower or its wholly-owned subsidiary will have a Customary Property Agreement.
     “Status” means the existence of Level I Status or Level II Status, as the case may be. As used in this definition:
          “Level I Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is less than 2.25; or
          “Level II Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is greater than or equal to 2.25.
     Status shall be determined and changed as of the Status Reset Date following any Fiscal Quarter; provided that if the Borrower fails to timely provide (a) the financial statements needed to recalculate the Leverage Ratio as required by the provisions of Section 5.05(a) prior to the 50th day following the end of any Fiscal Quarter (except for the Fiscal Quarter which ends on the date the Fiscal Year ends), (b) the draft Compliance Certificate related to the end of the Fiscal Year as required by the provisions of Section 5.05(b) prior to the 50th day following the end of any Fiscal Year or (c) the financial statements needed to recalculate the Leverage Ratio as required by the provisions of Section 5.05(b) prior to the 95th day following the end of any Fiscal Year, then Status shall automatically be reset at Level Status II until such time as the Borrower provides such financial statements or draft Compliance Certificate, as applicable; provided further that at the Effective Date, the Status will be set at Level II Status and such Status shall not be changed until the first Status Reset Date occurring after the completion of two full Fiscal Quarters after the Effective Date.
     “Status Reset Date” means the date following the end of any Fiscal Quarter which is the earlier of (a) the 50th day following the end of such Fiscal Quarter and (b) the date which is five (5) days following the delivery of the reports and other documents required by (i) the provisions of Section 5.05(a) for such Fiscal Quarter (except for the Fiscal Quarter which ends on the date the Fiscal Year ends) or (ii) the provisions of Section

5.05(b) for the Fiscal Quarter which ends on the date the Fiscal Year ends; provided that the documents contemplated by the preceding clause (ii) shall never be deemed delivered prior to the 40th day following the end of the Fiscal Year.
     “Subordinate Indebtedness” means Indebtedness of the Borrower, the Parent and their respective Subsidiaries which (a) shall not mature, become payable or require the payment of any principal amount thereof (or any amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise redeemable at the option of the holder thereof, in any case in whole or in part, before the date that is 181 days after the Term Maturity Date and (b) shall be junior and subordinate to the Obligations and subject to an intercreditor agreement or subordination provisions and other terms and provisions which are acceptable to the Administrative Agent.
     “Subsidiary” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment and whose financial results would be consolidated under GAAP with the financial results of such Person if such statements were prepared as of such date.
     “Syndication Agent” has the meaning given such term in the initial paragraph of this Agreement.
     “Taxes” has the meaning set forth in Section 2.11(a).
     “Telerate” means the Telerate System.
     “Term Advance” means any advance by a Lender to the Borrower pursuant to such Lender’s Term Commitment or a continuation of an existing Term Advance, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance.
     “Term Commitment” means, for each Lender, the Term Commitment set forth for such Lender as its Term Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(b); provided, however, that after the date the initial Term Advance of a Lender is made, the Term Commitment for such Lender shall be zero. As of the Effective Date, the aggregate amount of the Term Commitments under this Agreement is $65,000,000.
     “Term Maturity Date” means March 9, 2010.
     “Term Note” means a promissory note of the Borrower payable to the order of any Lender in substantially the form of the attached Exhibit A-2, evidencing Indebtedness of the Borrower to such Lender resulting from any Term Advance from such Lender, and “Term Notes” means all such Term Notes.
     “Term Required Lenders” means Non-Defaulting Lenders the sum of whose outstanding Term Advances (and, prior to the termination thereof, Term Commitments)

represent at least 51% of the sum of all outstanding Term Advances (and, if prior to the termination thereof, Term Commitments) of Non-Defaulting Lenders.
     “Term Share” means, at any time with respect to any Lender with a Term Commitment or outstanding Term Advance, the ratio (expressed as a percentage) of such Lender’s Term Commitment at such time to the aggregate Term Commitments at such time, or, if the Term Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s Term Advances at such time to the aggregate Term Advances at such time.
     “Termination Event” means (a) a reportable event described in Section 4043(b) of ERISA and Section 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of the Borrower, the Parent or any member of the Controlled Group from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, the Parent or any member of the Controlled Group from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower, the Parent or any member of the Controlled Group, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon the Borrower, the Parent or any member of the Controlled Group under Title IV of ERISA other than for PBGC premiums due but not delinquent.
     “Threshold Amount” means (a) with respect to Indebtedness which is either Subordinate Indebtedness or Indebtedness which is non-recourse to the Borrower and the Guarantors (except for customary recourse “carve-outs”) which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness and (b) with respect to any other Indebtedness which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness.
     “Title IV Plan” mean any Plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     “Title Policy” means a Mortgagee Policy of Title Insurance which (a) is in the form of American Land Title Association Standard Loan Policy — 1970 (without modification, revision or amendment) (or such other form as approved by the Administrative Agent) with endorsements reasonably requested by the Administrative Agent, (b) is issued by an underwriter reasonably acceptable to the Administrative Agent, (c) insures that the grantor of the Lien insured by such policy owns the Owned Hospitality Property subject to such Lien in fee simple or pursuant to a leasehold estate and that the Mortgage covering such Owned Hospitality Property is a valid lien on such Owned Hospitality Property in favor of the Administrative Agent for the benefit of the Lenders (subject only to Permitted Encumbrances), (d) does not contain any exceptions for rights of parties in possession, or unpaid delinquent installments of taxes, special assessments or subsequent assessments due to changes in ownership or usage, or any other exceptions to coverage other than Permitted Encumbrances.
     “Total Indebtedness” means all Indebtedness of the Borrower, the Parent and their respective Subsidiaries on a Consolidated basis, provided that “Total Indebtedness”:
     (a) shall not include any Permitted Non-Recourse Designated Entity Indebtedness;
     (b) shall include, without duplication, any Indebtedness of an Unconsolidated Entity or a Minority-Owned Fund which does not qualify under the foregoing clause (a); and
     (c) shall not include the amount of any minority interests.
     “Type” has the meaning set forth in Section 1.04.
     “Unconsolidated Entity” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment and whose financial results would not be consolidated under GAAP with the financial results of such Person if such statements were prepared as of such date.
     “Units” means apartment or condominium units.
     “Unsecured Indebtedness” of any Person means the Indebtedness of such Person for which the obligations thereunder are not secured by a Lien on any assets of such Person or its Subsidiaries.
     “Westchase Property” means Westchase Hilton in Houston, Texas.
     Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     Section 1.03. Accounting Terms; Changes in GAAP.
     (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis.
     (b) Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.
     (c) If any changes in accounting principles after December 31, 2005 required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.
     Section 1.04. Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination whether such Advance is a Term Advance or a Revolving Advance, each of which constitutes a Class. The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or an Adjusted Base Rate Advance, each of which constitutes a Type.
     Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections, of and Schedules and Exhibits, to this Agreement, unless otherwise specified.
ARTICLE II
THE ADVANCES AND THE LETTERS OF CREDIT
     Section 2.01. The Advances.
     (a) Term Advances. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make a Term Advance to the Borrower on the Effective Date, in an aggregate amount equal to such Lender’s Term Commitment. No amount of any Term Advance that has been repaid or prepaid may be reborrowed.

     (b) Revolving Advances. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees at any time and from time to time on any Business Day up to fifteen (15) days prior to the Revolving Maturity Date to make Revolving Advances; provided that Revolving Advances shall not be made (or be required to be made) by any Lender on any date if, after giving effect thereto, (i) such Lender’s Revolving Share of the Revolving Exposure would exceed such Lender’s Revolving Commitment at such time, or (ii) the Revolving Exposure would exceed the aggregate Revolving Commitments of the Lenders at such time. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time prepay Revolving Advances pursuant to the provisions of Section 2.07 and reborrow Revolving Advances under this Section 2.01(b).
     Section 2.02. Method of Borrowing.
     (a) Notice.
     (i) Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than 12:00 noon (New York, New York time) (A) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, or (B) on the Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Adjusted Base Rate Advances, by the Borrower to the Administrative Agent, which shall give each Lender prompt notice on the day of receipt of such timely Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (A) date of such Borrowing, (B) Type and Class of Advance comprising such Borrowing, (C) aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(b). With respect to all Advances, each Lender shall, before 12:00 noon (New York, New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Revolving Share or Term Share, as applicable, of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.
     (ii) Notwithstanding the foregoing, the Borrower may for Adjusted Base Rate Advances requested on the Effective Date only request that such Advances be made on the same day as the Notice of Borrowing, provided that such Notice of Borrowing shall be given not later than 9:00 a.m. (New York, New York time) on the Effective Date. If such Notice of Borrowing on the Effective Date is delivered to the Administrative Agent by such time, (A) the Administrative Agent will promptly notify each Lender who is obligated to fund an Advance under such Notice of Borrowing of such Notice of Borrowing not later than 12:00 noon (New York, New York time) on the Effective Date and (B) each Lender shall, before 3:00 p.m. (New York, New York time) on the Effective Date, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Revolving Share or Term Share, as applicable, of such Borrowing.
     (b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon (New York, New York time) (i) on the date which is at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day prior to the proposed conversion date in the case of a Conversion to a Borrowing comprised of Adjusted Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the Borrowing amount, Type and Class of the Advances to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (iv) in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.06(b). If the Borrower shall fail to specify an Interest Period for a Eurodollar Rate Advance including the continuation of a Eurodollar Rate Advance, the Borrower shall be deemed to have selected an Adjusted Base Rate Advance.
     (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
     (i) in the case of Eurodollar Rate Advances, each Borrowing shall be in an aggregate amount of not less than $1,000,000 or greater multiples of $100,000;

     (ii) in the case of Adjusted Base Rate Advances, each Borrowing shall be in an aggregate amount of not less than $500,000 or greater multiples of $100,000;
     (iii) except for Borrowings for the acquisition of Permitted New Investments by the Borrower or its Subsidiary, the Borrower may not request Borrowings on more than four (4) days in any calendar month;
     (iv) at no time shall there be more than five (5) Interest Periods applicable to outstanding Eurodollar Rate Advances;
     (v) the Borrower may not select Eurodollar Rate Advances for any Borrowing to be made, Converted or continued if a Default has occurred and is continuing;
     (vi) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, then such Lender’s Revolving Share or Term Share, as applicable, of such Borrowing shall be made as an Adjusted Base Rate Advance, provided that such Adjusted Base Rate Advance shall be considered part of the same Borrowing and interest on such Adjusted Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender;
     (vii) if the Administrative Agent is unable to determine the applicable Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance;
     (viii) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative

Agent that the Applicable Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance;
     (ix) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Adjusted Base Rate Advances or, if an existing Advance, Converted into Adjusted Base Rate Advances; and
     (x) the Borrower may not select Eurodollar Rate Advances prior to the 5th Business Day following the Effective Date.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense incurred by such Lender as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Share or Term Share, as applicable, of the Borrowing, the Administrative Agent may assume that such Lender has made its Revolving Share or Term Share, as applicable, of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Revolving Share or Term Share, as applicable, of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on each such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for each such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     (g) Notes. The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Advances or Term Advances, as the case may be, of such Lender, substantially in the forms of Exhibit A-1, or A-2, as the case may be, with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of Advances.
     Section 2.03. Fees.
     (a) Commitment Fees. For the period from the Effective Date until the Revolving Maturity Date the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount by which such Lender’s Revolving Commitment exceeds the sum of such Lender’s Revolving Share of the Revolving Exposure at a rate per annum equal to the Commitment Fee Rate (computed on the actual number of days elapsed, including the first day and excluding the last, based upon a 360-day year). Such fees shall be due and payable quarterly in arrears (i) on the date which is thirty (30) days following the end of the last Business Day of each March, June, September and December and (ii) on the Revolving Maturity Date.
     (b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders, fees in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin in effect with respect to the Eurodollar Rate Advances (computed on the actual number of days elapsed, including the first day and excluding the last, based upon a 360-day year) on the average daily amount of the aggregate undrawn maximum amount of each Letter of Credit outstanding, payable in arrears (i) on the date which is thirty (30) days following the last Business Day of each March, June, September and December and (ii) on the Revolving Maturity Date. In addition, the Borrower agrees to pay to the Issuing Bank for its own account a fee on the daily amount of the aggregate undrawn maximum face amount of each Letter of Credit issued by such Issuing Bank at a rate per annum to be agreed upon by the Borrower and the Issuing Bank, such fees due and payable quarterly in arrears on the date which is thirty (30) days following the last day of each March, June, September and December and (ii) on the Maturity Date. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit that from time to time are in effect.
     (c) Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent for its benefit the fees set forth in the Fee Letter for acting as Administrative Agent, as and when the same are due and payable pursuant to the terms of the Fee Letter.
     Section 2.04. Reduction of the Revolving Commitments. The Borrower may, upon at least three (3) Business Days’ prior notice to the Administrative Agent, permanently terminate in whole or permanently reduce ratably in part the Revolving Commitments of the Lenders; provided, however, that (a) each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (b) no such reduction shall result in an overdraft status as provided in Section 2.07(c)(iv), and (c) no such reduction shall result in the total aggregate Revolving Commitments of the Lenders being less than $25,000,000 unless the total aggregate Revolving Commitments are permanently terminated in their entirety.
     Section 2.05. Repayment of Advances on Maturity Date. The Borrower shall repay the outstanding principal amount of each Advance on the applicable Maturity Date for such Class of Advance.
     Section 2.06. Interest, Late Payment Fee. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Adjusted Base Rate Advances. If such Advance is an Adjusted Base Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the first Business Day of each calendar month and on the date such Adjusted Base Rate Advance shall be paid in full, provided that during the continuance of an

Event of Default, Adjusted Base Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance had such Event of Default not occurred plus two percent (2%) and (ii) the Maximum Rate.
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Advance to the lesser of (i) the applicable Eurodollar Rate for such Advance for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurodollar Rate Advance shall be paid in full, and, with respect to Eurodollar Rate Advances having an Interest Period in excess of thirty (30) days, the first Business Day of each calendar month during such Interest Period excluding the month in which such Eurodollar Rate Advance shall be paid in full; provided that during the continuance of an Event of Default, Eurodollar Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance had such Event of Default not occurred plus two percent (2%) and (ii) the Maximum Rate.
     (c) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.
     (d) Other Amounts Overdue. Subject to the provisions of Section 10.11, if any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Base Rate plus two percent (2%), from the date such amount became due until the date such amount is paid in full.
     (e) Late Payment Fee. Subject to the provisions of Section 10.11, if any interest payable under this Agreement is not paid when due and payable (after taking into account any applicable grace period), then the Borrower will pay to the Lenders contemporaneously with the payment of such past due interest a late payment fee equal to an amount equal to the product of (i) such overdue interest times (ii) two percent (2%).
     Section 2.07. Prepayments.
     (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.
     (b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving by 12:00 noon (New York, New York time) (i) in the case of Eurodollar Rate Advances, at least three (3) Business Days’, or (ii) in case of Adjusted Base Rate Advances, at least one (1) Business Day’s prior written notice to the Administrative Agent, stating the proposed date and aggregate principal amount of such prepayment, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Sections 2.07(c)(iii) or 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $500,000 and in integral multiples of $100,000.
     (c) Mandatory Prepayments.
     (i) Repayment Event. Upon the occurrence of any Repayment Event, the Borrower shall prepay Advances on the next Business Day after the Net Cash Proceeds from such Repayment Event are received by the Borrower or the Parent or one of their respective Subsidiaries, as applicable, in an amount equal to the lesser of (A) the amount of the outstanding Advances on such Business Day and (B) the Repayment Amount for such Repayment Event. If, in connection with an Asset Disposition which qualifies as a Repayment Event for which the Borrower has not used the Net Cash Proceeds to repay the Obligations, the Borrower has failed to comply with Section 5.09(c) or failed to make a Permitted New Investment or Permitted New Investments with such Net Cash Proceeds by the sixth month period provided in Section 5.09(c) or the end of the Rolling Period commencing after the Fiscal Quarter in which such

Asset Disposition occurred, as applicable, then the Borrower shall prepay Advances on or prior to the end of such six month period or the Rolling Period, as applicable, in the amount equal to the lesser of (A) the amount of the outstanding Advances on such date and (B) the portion of the Repayment Amount for such Repayment Event which has not been used to acquire an Owned Hospitality Property (as required by Section 5.09(c)) or to make a Permitted New Investment or Permitted New Investments.
     (ii) Allocation of Payments. Prepayments under the foregoing paragraph (i) shall be applied (A) first, to Term Advances in the reverse order of maturity, and (B) second, to Revolving Advances; provided that such prepayment shall be applied to Revolving Advances (and not to Term Advances) if such prepayment is a result of a Repayment Event with the Net Cash Proceeds of Permitted Other Indebtedness secured by an Owned Hospitality Property Investment financed initially in whole or in part with the Revolving Advances. Notwithstanding the foregoing, any holder of Term Advances may, at its sole discretion, so long as any Revolving Advances are then outstanding (after giving effect to the application of the required prepayment to the Term Advances and Revolving Advances under this Section 2.07(c)), elect by written notice provided to the Administrative Agent not to have all or any amount of any such required prepayments applied to such holder’s Term Advances, in which case the aggregate amount so declined shall be applied to Revolving Advances; provided, however, that to the extent that the aggregate amount so declined by the holders of the Term Advances exceeds the aggregate principal amount of the Revolving Advances, the excess shall be allocated between the declining holders of the Term Advances pro rata based on the aggregate amount declined by each such holder.
     (iii) Term Advances. Commencing on July 1, 2007 and on each October 1, January 1, April 1 and July 1 thereafter, the Borrower shall repay the Term Advances by an amount equal to $162,500.
     (iv) Overdraft. On any date on which the Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower agrees to make a prepayment of the Revolving Advances in the amount of such excess, and if all the Revolving Advances have been then repaid, then to deposit with the Administrative Agent into the Cash Collateral Account an amount equal to the lesser of (A) the Letter of Credit Exposure or (B) the amount of such excess less the amount of Revolving Advances then repaid.
     (v) Accrued Interest. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.
     (vi) Avoidance of Breakage Costs. In the event that the amount of any mandatory prepayment of Advances under this Section 2.07(c) exceeds the aggregate principal amount of Advances which consist of Adjusted Base Rate Advances (the amount of such excess being the “Excess Amount”), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay such outstanding Advances which are Adjusted Base Rate Advances and to deposit an amount equal to the Excess Amount with the Administrative Agent in the Cash Collateral Account maintained by and in the sole dominion and control of the Administrative Agent for the ratable benefit of the Lenders. Any amount so deposited shall be held by the Administrative Agent as collateral for the Obligations, earn interest on behalf of the Borrower and be applied to the prepayment of Advances which are Eurodollar Rate Advances at the end of the current Interest Period(s) applicable thereto. On any day on which amounts collected in the Cash Collateral Account remain on deposit in or to the credit of the Cash Collateral Account after giving effect to the payment made on such day pursuant to this Section 2.07(c), and the Borrower shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) prior to 12:00 noon (New York, New York time) that such remaining collected amounts be invested in cash equivalents specified in such request, the Administrative Agent shall invest such funds, to the extent the Administrative Agent is reasonably able to do so, in such cash equivalents as are acceptable to, and with no risk to, the Administrative Agent on an overnight basis or with maturities such that amounts will be available to pay the Obligations secured thereby as they become due, whether at maturity, by acceleration or otherwise; provided, however, that any loss resulting from such investments shall be charged to and be immediately payable by the Borrower on demand by the Administrative Agent.
     (vii) Repayment of Revolving Advances. Any mandatory repayments of Revolving Advances pursuant to this Section 2.07(c) shall be applied (A) if no Default or Event of Default exists, then to Revolving Advances comprising the same Borrowing or Borrowings, at the Borrower’s option, and (B) if a Default or Event of Default exists, then to all Revolving Advances pro rata based upon the amount of outstanding Revolving Advances.
     (d) Ratable Payments. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

     (e) Effect of Notice. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.
     (f) Payments with respect to Liens on an Owned Hospitality Property. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, except in connection with the release of Liens on an Owned Hospitality Property contemplated by the provisions of Section 5.09, each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances secured by a Lien on an Owned Hospitality Property shall be deemed the last Advances repaid.
     Section 2.08. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VIII or otherwise; (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.02(b) or Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within ten (10) days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     Section 2.09. Increased Costs.
     (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (except with respect to Taxes or Other Taxes) following the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) not complied with prior to the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.
     (b) Capital Adequacy. If any Lender or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or the Issuing Bank’s commitment to issue Letters of Credit or any Lender’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon thirty (30) days prior written notice by such Lender or the Issuing Bank (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Bank, as the case may be, from time to time as specified by such Lender or the Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender or the Issuing Bank, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and (ii) with respect to the Issuing Bank, to the extent that such Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Lender or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.
     (c) Letters of Credit. If any change in any law or regulation (except with respect to Taxes or Other Taxes) or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof following the date of this Agreement shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Issuing Bank or any Lender or (ii) impose on Issuing Bank or any Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to Issuing Bank of issuing or maintaining any Letter of Credit, or increase the cost to such Lender of its risk participation in any Letter of Credit (which increase in cost shall be determined by Issuing Bank’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by Issuing Bank or such Lender (with a copy sent to the Administrative Agent), as the case may be, the Borrower shall pay to the Administrative Agent for the account of Issuing Bank or Lender, as the case may be, from time to time as specified by Issuing Bank or such Lender, additional amounts which shall be sufficient to compensate such Issuing Bank or such Lender for such increased cost. Issuing Bank and each Lender agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of Issuing Bank or such Lender, be otherwise disadvantageous to Issuing Bank or such Lender, as the case may be. A certificate as to such increased cost incurred by Issuing Bank or such Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by Issuing Bank or such Lender to the Borrower and the Administrative Agent, shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.10. Payments and Computations.
     (a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (New York, New York time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without set-off, deduction or counterclaim. Except for amounts payable solely to the Administrative Agent, the Issuing Banks, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09, 2.11, 2.12, or 2.13(c) but after taking into account payments effected pursuant to Section 10.04, the Administrative Agent will on the same day cause to be distributed like funds relating to the payment of principal, interest or fees ratably to the Lenders in accordance with, in the case of a payment made in respect of a Borrowing, each Lender’s Revolving Share or Term Share, as applicable, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Adjusted Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days and all computations of fees and interest based on the Applicable Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days

(including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.
     (e) Application of Payments. Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent, in its capacity as such, under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), to all fees due and payable to the Issuing Bank pursuant to Section 2.03(b), and to all other fees due and payable under Section 2.03, ratably among the Lenders and the Issuing Bank in accordance with the aggregate amount of such payments owed to each such Lender and the Issuing Bank; third, to the payment of the interest accrued on all Advances and all Letter of Credit Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest owed to such Lenders; fourth, to the payment of the principal amount of all Advances and all Letter of Credit Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lenders; and fifth, if applicable, to the payment of all amounts due and payable under Interest Rate Agreements provided by a Lender.
     (f) Register. The Administrative Agent shall record in the Register the Commitment and the Advances from time to time of each Lender and each repayment or prepayment in respect to the principal amount of such Advances of each Lender. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of such Advances.
     Section 2.11. Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender, Issuing Bank, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, Issuing Bank, or the Administrative Agent (as the case may be) is organized or carries on business (other than as a result of a connection arising primarily from the Lender, Issuing Bank, or the Administrative Agent (as the case may be) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision or taxing authority of such jurisdictions (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, (ii) in the case of each Lender and Issuing Bank, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, Issuing Bank, or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender, Issuing Bank, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, Issuing Bank’s, or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender, Issuing Bank, or the Administrative Agent could have provided such forms, no such increase shall be required; (y) the Borrower shall make such deductions; and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

     (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. The Borrower will indemnify each Lender, Issuing Bank, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11) paid by such Lender, Issuing Bank, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within thirty (30) days from the date the Borrower receives written demand detailing the calculation of such amounts therefore from the Administrative Agent on behalf of itself as Administrative Agent, Issuing Bank, or any such Lender. If any Lender, the Administrative Agent, or Issuing Bank determines in its sole discretion (exercised in good faith) that is has received a refund or offset in respect of any Taxes or Other Taxes paid by the Borrower under this paragraph (c), such Lender, the Administrative Agent, or Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund or offset as determined in the sole discretion, exercised in good faith, of such Lender, the Administrative Agent, or Issuing Bank, as the case may be (reduced by any reasonable out-of-pocket expenses and any Taxes imposed on the Lender, the Administrative Agent, or Issuing Bank, as the case may be, by reason of the receipt of such refund or offset, provided, however, that the Borrower upon the request of such Lender, the Administrative Agent or Issuing Bank agrees to repay the amount paid over to the Borrower to such Lender, the Administrative Agent or Issuing Bank in the event such Lender, the Administrative Agent, or Issuing Bank is required to repay such refund or offset to a taxing authority). Nothing in this Section 2.11(c) shall obligate any Lender, the Administrative Agent or Issuing Bank to apply for any such refund or offset.
     (d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes and Other Taxes payable in respect of any payment. Within thirty (30) days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes.
     (e) Foreign Lender Withholding Exemption. Each Lender and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Assumption two duly completed copies of the Prescribed Forms, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Lender which delivers to the Borrower and the Administrative Agent a Prescribed Form further undertakes to deliver to the Borrower and the Administrative Agent on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Prescribed Form establishing an exemption from, or a reduced rate of, United States backup withholding tax, such Lender shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the Prescribed Forms.
     (f) Nothing in this Section 2.11 shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary, in its sole discretion).
     (g) If the Issuing Bank or any Lender claims any additional amounts payable pursuant to this Section 2.11, then such Issuing Bank or Lender (as the case may be) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole discretion of such Issuing Bank or Lender, be otherwise disadvantageous to such Issuing Bank or Lender.
     (h) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, that Lender shall indemnify the Administrative Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including attorney fees) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

     Section 2.12. Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Lender by notice to the Borrower and the Administrative Agent no later than 12:00 noon (New York, New York time), (a) if not prohibited by Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Lender or (b) if prohibited by Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, Convert all such affected Eurodollar Rate Advances of such Lender then outstanding to Adjusted Base Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.13. Letters of Credit.
     (a) Issuance. From time to time from the date of this Agreement until three months before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of the Parent or any of the Borrower’s Subsidiaries). Promptly after issuance by the Issuing Bank of a Letter of Credit, such Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Bank shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Bank (including the amount thereof). Upon the Effective Date, but subject to the limitations contained in the following sentence, each Existing Letter of Credit shall be automatically converted to a Letter of Credit. No Letter of Credit will be issued, increased, or extended and no Existing Letter of Credit will be converted to a Letter of Credit (i) if such issuance, increase, extension or conversion would cause the Letter of Credit Exposure to exceed the lesser of (x) $10,000,000 or (y) an amount equal to (A) the aggregate Revolving Commitments less (B) the sum of the aggregate Revolving Exposure at such time; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) one year after the date of issuance thereof and (B) ten (10) days prior to the Maturity Date; (iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank; (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; (v) unless the Borrower has delivered to the Issuing Bank (with a copy to the Administrative Agent) the completed and executed Letter of Credit Documents (other than the Letter of Credit) on such Issuing Bank’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; and (vi) unless no Default has occurred and is continuing or would result from the issuance of such Letter of Credit. If the terms of any of the Letter of Credit Documents referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.
     (b) Participations. On the date of the issuance or increase of any Letter of Credit on or after the Effective Date or the conversion of any Existing Letter of Credit to a Letter of Credit in accordance with provisions of the preceding Section 2.13(a), Issuing Bank shall be deemed to have sold to each other Lender with a Revolving Commitment and each other Lender with a Revolving Commitment shall have been deemed to have purchased from such Issuing Bank a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Bank equal to such Lender’s Revolving Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Upon receiving notification from the Issuing Bank, the Administrative Agent shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit of such Issuing Bank issued, increased or decreased, and the actual dollar amount of such Lender’s participation in such Letter of Credit. Each Lender’s obligation to purchase participating interests pursuant to this Section and to reimburse the Issuing Bank for such Lender’s Revolving Share of any payment under a Letter of Credit by such Issuing Bank not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in paragraph (d) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower or any Guarantor, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event that is determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct on the part of such Issuing Bank.
     (c) Reimbursement. The Borrower shall have the right (but not the obligation) to pay promptly on demand to Issuing Bank in respect of each Letter of Credit issued by such Issuing Bank an amount equal to any amount paid by such Issuing Bank under or in respect of such Letter of Credit. In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Bank shall give notice of such payment to the Administrative Agent, and upon the receipt of such notice, the Administrative

Agent shall give notice of such payment to the Lenders, and each Lender shall promptly reimburse such Issuing Bank through the Administrative Agent for such Lender’s Revolving Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute an Adjusted Base Rate Advance to the Borrower from such Lender. If such reimbursement is not made by any Lender to any Issuing Bank on the same day on which such Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to such Issuing Bank for each such day from the date such payment should have been made until the date repaid at a rate per annum equal to the Federal Funds Rate for each such day. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Adjusted Base Rate Advances to the Borrower.
     (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit Documents;
     (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefore pursuant to the following paragraph (e);
     (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     (e) Liability of Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Bank, nor any other Lender, nor any of their respective officers or directors shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (iii) payment by such Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Bank’s own negligence), except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower that are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from (A) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Bank’s gross negligence in failing to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.
     Section 2.14. Determination of Certain Financial Covenants. In addition to the determination of the Financial Covenants in a Compliance Certificate, certain Financial Covenants shall be determined by the Administrative Agent, as follows:
     (a) Adjustments. At least five Business Days prior to (i) each making, acquisition or disposition by the Parent or its Subsidiary of an Investment or any Non-Replaced Property with an Investment Amount in excess of $5,000,000, (ii) the date on which any Owned Hospitality Property is mortgaged to secure obligations or Indebtedness other than the Obligations, or (iii) the incurrence by the Parent or its Subsidiary of additional Indebtedness (excluding any Obligations) in excess of $5,000,000 (an “Adjustment Event”), and the Administrative Agent’s receipt of an Adjustment Report with respect thereto, the Administrative Agent shall adjust the Financial Covenants in Sections 7.02 and 7.04, accordingly.
     (b) Notice of Financial Covenant Changes. Promptly following any date the Financial Covenants in Sections 7.02 and 7.04 are determined in accordance with the preceding paragraph, the Administrative Agent shall give notice to the Lenders and the Borrower of the new Financial Covenants in Sections 7.02 and 7.04.
     Section 2.15. Lender Replacement.
     (a) Right to Replace. The Borrower shall, at the Borrower’s own expense, have the right to replace each Lender affected by a condition under Section 2.02(c)(vi), 2.09, 2.11, or 2.12 for more than 60 days (each such affected Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.15 and provided that no reduction of the total Commitments occurs as a result thereof.
     (b) Replacement Allocation.
     (i) Upon the occurrence of any condition permitting the replacement of a Lender, the Administrative Agent in its sole discretion shall have the right to reallocate the amount of the Commitments of the Affected Lenders, including without limitation to Persons which are not already party to this Agreement but which qualify as Eligible Assignees, which election shall be made by written notice within thirty (30) days after the date such condition occurs.
     (ii) If the aggregate amount of the reallocated Commitments is less than the Commitments of the Affected Lenders, (A) the respective Commitments of the Lenders which have received such reallocated Commitments shall be increased by the respective amounts of their proposed reallocations, and (B) the Borrower shall have the right to add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate Commitments no greater than those of the Affected Lenders minus the amounts of the Commitments already reallocated.
     (iii) Notwithstanding any provision in this Section 2.15 to the contrary, no Lender may have such Lender’s Commitment increased pursuant to the provisions of this Section 2.15 without such Lender’s written consent.

     (c) Procedure. Any assumptions of Commitments pursuant to this Section 2.15 shall be (i) made by the purchasing Lender or Eligible Assignee and the selling Lender entering into an Assignment and Assumption and by following the procedures in Section 10.06 for adding a Lender; provided that no processing fee shall be charged by the Administrative Agent in connection with such assignment. In connection with the reallocation of the Commitments of any Lender pursuant to the foregoing paragraph (b), each Lender with a reallocated Commitment shall purchase from the Affected Lenders at par such Lender’s Revolving Share or Term Share, as applicable, of the outstanding Advances of the Affected Lenders and assume such Lender’s Revolving Share of the Affected Lenders’ Letter of Credit Exposure.
     Section 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Revolving Share or Term Share, as applicable, of payments or collateral on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances, as applicable, made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.01. Conditions Precedent to the Initial Advance. The obligation of each Lender to make an initial Advance hereunder and of the Issuing Bank to issue an initial Letter of Credit are subject to the following conditions precedent being satisfied:

     (a) Documentation. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower and the Lenders, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and, with respect to this Agreement, all Guaranties and Environmental Indemnities, in sufficient copies for each Lender:
     (i) the Guaranties and the Environmental Indemnities;
     (ii) the Security Documents (or amendments thereto) to the extent applicable executed by the Borrower, the Parent and the other Guarantors granting to the Administrative Agent for the benefit of the Lenders an Acceptable Lien in the Collateral, together with stock certificates, stock powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary or desirable to create an Acceptable Lien in the Collateral;
     (iii) a certificate from a Responsible Officer of the Parent on behalf of the Borrower dated as of the Effective Date stating that as of the Effective Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met or waived in writing; and (D) to the best of the Borrower’s knowledge there are no claims, defenses, counterclaims or offsets against the Lenders under the Credit Documents;
     (iv) a certificate of the Secretary or an Assistant Secretary of the Parent on behalf of the Borrower and each corporation and limited liability company that is either a Guarantor or a general partner or manager of a Guarantor dated as of the date of this Agreement certifying as of the Effective Date (A) the names and true signatures of officers or authorized representatives of the Parent and such other Persons authorized to sign the Credit Documents to which such Person is a party in the capacity therein indicated, (B) resolutions of the Board of Directors or the members of the Parent and such other Persons with respect to the transactions herein contemplated, (C) either (x) the copies of the organizational documents of the Parent, the Borrower and such other Persons delivered to the Lenders are still true and correct and have not been amended or modified since such date or (y) copies of any modification or amendment to the organizational documents of the Parent, the Borrower or any such other Persons made since such date, and (D) a true and correct copy of all partnership, corporate or limited liability company authorizations necessary or desirable in connection with the transactions herein contemplated;
     (v) (A) one or more favorable written opinions of DeCampo, Diamond & Ash, special counsel for the Borrower, the Parent, and their

Subsidiaries, in a form reasonably acceptable to the Administrative Agent, in each case dated as of the Effective Date and with such changes as the Administrative Agent may approve, and (B) such other legal opinions as either of the Administrative Agent shall reasonably request, in each case dated as of the Effective Date and with such changes as the Administrative Agent may approve;
     (vi) a Compliance Certificate dated as of the Effective Date reflecting for the Financial Covenants for the Rolling Period ended September 30, 2006 (on a pro forma basis adjusting for the refinancing and remortgaging to the Lenders of the Concord Property), duly completed and executed by the Chief Financial Officer or Treasurer of the Parent; and
     (vii) such other documents, governmental certificates, agreements, lien searches as the Administrative Agent may reasonably request.
     (b) Representations and Warranties. The representations and warranties contained in Article IV hereof, the Security Agreement, the Guaranties and the Environmental Indemnities shall be true and correct in all material respects.
     (c) Certain Payments. The Borrower shall have paid or repaid, as applicable the fees required to be paid as of the execution of this Credit Agreement pursuant to the Fee Letter.
     (d) Security Documents. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its reasonable discretion necessary to determine that the Administrative Agent has an Acceptable Lien in the Collateral, including, without limitation, lien searches conducted on the Borrower and the Guarantors and lien releases with respect to any Collateral currently subject to a Lien other than Permitted Encumbrances.
     (e) Lien Searches. The Administrative Agent shall have received the results of recent lien searches with respect to the Borrower and the Guarantors and such searches shall not reveal any liens other than liens permitted by the Credit Documents or liens to be discharged substantially concurrently with the closing of the Advances pursuant to documentation satisfactory to the Administrative Agent.
     (f) Solvency Certificate. The Lenders shall have received a customary solvency certificate from the Parent’s chief financial officer as to the solvency of the Parent and its Subsidiaries after giving effect to the transactions contemplated hereby.

     (g) Due Diligence. The Administrative Agent shall have completed and shall be satisfied with the results of its due diligence investigation of the Borrower and the Guarantors.
     (h) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or before the Effective Date, and the Administrative Agent shall have received reimbursement of all out-of-pocket expenses of the Administrative Agent payable by the Borrower in connection with the Advances.
     (i) Termination of Existing Credit Facility. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Existing Credit Facility shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.
     (j) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Parent for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, in each case satisfactory to the Lenders and (ii) unaudited interim consolidated financial statements of the Parent for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and more than 45 days prior to the Effective Date, in each case satisfactory to the Lenders.
     (k) Balance Sheet. The Lenders shall have received a pro forma consolidated balance sheet of the Parent satisfactory to the Lenders as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (j) above, adjusted to give effect to the consummation of the transaction and the financings contemplated hereby as if such transactions had occurred on such date.
     (l) Business Plan. The Lenders shall have received a business plan for fiscal years 2007-2010 satisfactory to the Lenders.
     (m) Appraisal. The Lenders shall have received appraisals satisfactory to the Lenders of certain assets to be specified by the Administrative Agent, including without limitation, an appraisal for each of the Owned Hospitality Properties, by appraisers satisfactory to the Administrative Agent.
     (n) Patriot Act. The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation, the USA Patriot Act.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from that Lender prior to the proposed Effective Date specifying its objection thereto.
     Section 3.02. Conditions Precedent for Each Borrowing or Letter of Credit. The obligation of each Lender to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing) and of any Issuing Bank to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase or extension of such Letter of Credit:
     (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):
     (i) the representations and warranties contained in Article IV hereof, the Security Agreement, the Guaranties, the Environmental Indemnities and the other Credit Documents, as such representations and warranties may change based upon events or activities permitted by this Agreement, are correct in all material respects (to the extent not otherwise qualified by materiality) on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date; and
     (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, as evidenced by the Notice of Borrowing; provided that the Financial Covenants set forth in Sections 7.02 and 7.04 shown in such Notice of Borrowing do not need to be updated from the last time such Financial Covenants were provided to the Administrative Agent unless an Adjustment Event has occurred since such date; and
     (b) the Administrative Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Lender or the Administrative Agent as such party may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants as follows:
     Section 4.01. Existence; Qualification; Partners; Subsidiaries.
     (a) The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to the Borrower.
     (b) The Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to the Parent.
     (c) The Parent is duly listed on the New York Stock Exchange, Inc. and the Parent has timely filed all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.
     (d) The entire authorized capital stock of the Parent consists of (i) 250,000,000 shares of Parent common stock of which approximately 31,540,926 shares of Parent common stock are duly and validly issued and outstanding, fully paid and nonassessable as of December 31, 2006 and (ii) 5,000,000 shares of Parent preferred stock of which no shares are issued or outstanding.
     (e) Each Subsidiary of the Borrower or the Parent is a limited partnership, general partnership, corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to such Subsidiary. Except for the Beverage Entities, Schedule 4.01 lists the jurisdiction of formation, and the address of the principal office of each Subsidiary of the Borrower or the Parent existing on the date of this Agreement. As of the date of this Agreement, the Parent or the Borrower owns, directly or indirectly, at least the percentage interests in each such Subsidiary listed on the attached Schedule 4.01.
     Section 4.02. Partnership and Corporate Power. The execution, delivery, and performance by the Borrower and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s certificate or articles, as the case may be, of incorporation or by-laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s partnership powers, will have been duly authorized by all necessary partnership action, (a) will not contravene (i) the Borrower’s partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than the filing of the Security Documents in the applicable jurisdictions as required to perfect security interests) is required for the due execution, delivery and performance by the Borrower or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby, the absence of which could reasonably be expected to cause a Material Adverse Change. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing the absence of which could reasonably be expected to cause a Material Adverse Change.
     Section 4.04. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; each Guaranty and the other Credit Documents to which each Guarantor and the Parent is a party have been duly executed and delivered by such Guarantor; and the Environmental Indemnity and Security Agreement have been duly executed and delivered by the respective parties thereto. Each Credit Document is the legal, valid, and binding obligation of the Borrower, the Parent, and each Guarantor which is a party to it enforceable against the Borrower, the Parent, and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).
     Section 4.05. Financial Statements. The respective Consolidated balance sheets, statements of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries contained in the Financial Statements, and the corresponding pro forma financial statements for the Parent and its Subsidiaries, fairly present the financial condition in all material respects and reflects the Indebtedness of such Person and such Person’s Subsidiaries on a Consolidated basis as of the dates indicated in the Financial Statements and the respective results of the operations for the periods indicated, and such balance sheets and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since December 31, 2005, no Material Adverse Change has occurred.
     Section 4.06. True and Complete Disclosure. No representation, warranty, or other statement made by any Loan Party (or on behalf of any Loan Party) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of the Borrower or the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change. All projections, estimates, and pro forma financial information furnished by the Borrower and/or the Parent or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. No representation, warranty or other statement made in the Parent’s latest 10K, 10Q or annual report contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made. Borrower and/or Parent has made all filings required by the Exchange Act.
     Section 4.07. Litigation. Except as set forth in the attached Schedule 4.07, there is no pending or, to the best knowledge of the Borrower, threatened investigation, action or proceeding affecting the Borrower or the Parent or any of their respective Subsidiaries by or before any court, Governmental Authority or arbitrator either (a) in which in Borrower’s good faith judgment the anticipated loss (exclusive of amounts covered by insurance) is over $500,000 (provided that with respect to the giving of this representation after the date of this Agreement, the representation shall only be deemed to apply to those matters for which Administrative Agent would have been entitled to notice under Section 5.05(j)) or (b) which in Borrower’s good faith judgment would result in criminal penalties against the Parent, the Borrower or their respective Subsidiaries which could reasonably be expected to cause a Material Adverse Change.
     Section 4.08. Use of Proceeds and Letters of Credit.
     (a) Advances. The proceeds of the Advances shall be used by the Borrower for (i) working capital and general corporate purposes, (ii) the making of Permitted New Investments pursuant to the provisions of Section 6.06, (iii) the repayment of the Existing Credit Facility, and (iv) costs incurred in connection with the incurrence of Indebtedness incurred in compliance with this Agreement.
     (b) Regulations. No proceeds of Advances will be used to purchase or carry any Margin Stock or be used in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     (c) Letters of Credit. The Letters of Credit shall be used by the Borrower in connection with (i) the making of Permitted New Investments pursuant to the provisions of Section 6.06 and (ii) the Borrower’s Hospitality Management Business and ancillary activities.
     Section 4.09. Investment Company Act. Neither the Borrower, the Parent nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, their respective Subsidiaries, or any member of a Controlled Group have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings; and all taxes and other impositions due and payable (which are material in amount) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which are material in amount) may be added thereto for nonpayment thereof except where contested in good faith and by appropriate proceedings with respect to which adequate reserves in conformity with GAAP have been provided. As of the date of this Agreement, neither the Parent, the Borrower, any of their respective Subsidiaries nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Parent, the Borrower, any of their respective Subsidiaries or any other member of a Controlled Group is Property which the Parent, the Borrower, any of their respective Subsidiaries or any member of a Controlled Group is required to be treated as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Parent, the Borrower, their respective Subsidiaries and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Parent, the Borrower, their respective Subsidiaries and all other members of each Controlled Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefore is included on the books of the appropriate members of the applicable Controlled Group. None of the Parent, Borrower, their respective Subsidiaries and all members of the each Controlled Group has entered into, or otherwise participated (directly or indirectly) in, any “reportable transaction” within the meaning of Treasury

Regulation section 1.6011-4(b) or has received a written tax opinion from a tax advisor that was intended to provide protection against a tax penalty.
     Section 4.11. Pension Plans. Each Title IV Plan is listed on Schedule 4.11. All Plans are in compliance in all material respects with its terms all applicable provisions of ERISA, the Code and all applicable Laws. No Termination Event has occurred, or is reasonably expected to occur. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to a Title IV Plan and there has been no excise tax imposed under Section 4971 of the Code with respect to a Title IV Plan. No Reportable Event has occurred, or is reasonably expected to occur, with respect to a Title IV Plan, and to the Borrower’s actual knowledge no Multiemployer Plan has failed to comply with or to be administered in all material respects with applicable provisions of ERISA and the Code. Neither the Borrower, the Parent nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Neither the Borrower, any Guarantor nor any member of the Controlled Group would have any liability in excess of $10,000,000 as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made. The present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) of each Title IV Plan (using the actuarial assumptions and methods used by the actuary to that Title IV Plan in its most recent valuation of that Title IV Plan) does not exceed the fair market value of the assets of each such Title IV Plan that could reasonably be expected to result in liability to the Borrower or any of its Subsidiaries in excess of $10,000,000.
     Section 4.12. Insurance. The Borrower and each of its Subsidiaries carry the insurance required pursuant to the provisions of Section 5.07.
     Section 4.13. No Burdensome Restrictions; No Defaults.
     (a) Except in connection with Indebtedness which is (i) either permitted pursuant to the provisions of Section 6.02, or (ii) being repaid with the proceeds of the initial Borrowing, neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement. Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, nor the Parent, nor their respective Subsidiaries has entered into or suffered to exist any agreement (other than this Agreement and the Credit Documents and as set forth in the Permitted Property Agreements) (i) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Borrower or any of their respective Subsidiaries (except for Properties of and Ownership Interests in the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured if some other obligation is or becomes secured.

     (b) Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or with respect to any contract or agreement which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, the Parent nor any of their Subsidiaries has received any notice of default under any material contract or agreement which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.
     (c) No Default has occurred and is continuing (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).
     Section 4.14. Environmental Condition.
     (a) Except as disclosed in Schedule 4.14 (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given), to the knowledge of the Borrower, the Borrower, the Parent and their respective Subsidiaries (i) have obtained all Environmental Permits material for the operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.
     (b) Except as disclosed in Schedule 4.14, and to the knowledge of Borrower with respect to any Property other than an Owned Hospitality Property, no Property which is presently owned or leased or was previously owned or leased by the Borrower, the Parent or of any of their respective present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a Fund or other potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property operated by the Borrower, the Parent or any of their respective Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.
     (c) Except as disclosed on Schedule 4.14, there are no Hazardous Materials located on any property owned or, to the knowledge of the Borrower, operated by the Borrower or Parent other than Permitted Hazardous Materials or Hazardous Materials, the presence of which would not reasonably be expected to result in the Borrower or Parent incurring material liabilities under Environmental Laws.
     Section 4.15. Legal Requirements, Zoning. Except as set forth on Schedule 4.15 attached hereto, the current use and operation of each Property which is presently owned or operated by the Borrower, the Parent or of any of their respective Subsidiaries, wherever located, (a) constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and (b) complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any such Property (or any portion thereof) except for non-legal use or non-compliance which in the aggregate would not cause a Material Adverse Change. The Borrower, the Parent and their respective Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own or operate Properties, as applicable, the Properties they own or operate, except for those Permits that if not obtained would not cause a Material Adverse Change. The Borrower, the Parent and their respective Subsidiaries own and operate their business in material compliance with all applicable Legal Requirements except for non-compliance which in the aggregate would not cause a Material Adverse Change.
     Section 4.16. Existing Indebtedness and Interest Rate Agreements; Solvency.
     (a) Except for the Obligations, the only Indebtedness (including Existing Letters of Credit) or Interest Rate Agreements of the Borrower or any of its Subsidiaries existing as of the Effective Date are set forth on Schedule 4.16(a) attached hereto. No “default” or “event of default”, however defined, has occurred and is continuing under any such Indebtedness or Interest Rate Agreement (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).
     (b) The only Existing Letters of Credit as of the Effective Date are set forth on Schedule 4.16(b) attached hereto.
     (c) To the best of the Borrower’s knowledge, (i) the fair value and present fair saleable value on a going concern basis of the Property of the Parent,

the Borrower and their respective Subsidiaries, on a Consolidated basis, exceeds the amount that will be required to pay the probable liabilities of such Persons, on a Consolidated basis, on their Indebtedness, as such Indebtedness becomes absolute and matured, (ii) the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature, and (iii) the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, are able to pay their Indebtedness as it matures in the normal course of business.
     Section 4.17. Leasing Arrangements. The only material leases for which either the Borrower or a Guarantor is a lessee are office leases.
     Section 4.18. Management Agreements. The only management agreements for which either the Borrower or a Guarantor is a manager are the Existing Management Agreements. The Existing Management Agreements are in full force and effect; no monetary defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder; and no other defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder which could reasonably be expected to cause a Material Adverse Change (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given). The Existing Management Agreements, if any, for which the counter-party has a current right to terminate such agreement because the Borrower or a Guarantor, as applicable, did not achieve the applicable performance target in such Existing Management Agreement for the calendar years 2005-06 could not reasonably be expected to cause a Material Adverse Change (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given). No notice of termination for any such Existing Management Agreement has been received by the Borrower or any Guarantor other than as disclosed to the Administrative Agent. Schedule 4.18 sets forth a true and correct schedule of the anticipated termination payments to be received by the Parent, the Borrower or their respective Subsidiaries related to terminations of management agreements or participating leases which occurred or were announced prior to the Effective Date.
     Section 4.19. [Reserved.]
     Section 4.20. Franchise Agreements. The only franchise agreements or license agreements to which the Borrower or a Guarantor are a party are those certain agreements disclosed to the Administrative Agent in writing. Any such franchise and license agreements are in full force and effect and no material defaults by the Borrower or any Subsidiary exist thereunder which could reasonably be expected to cause a Material Adverse Change (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.21. Title; Liens. The Owned Hospitality Properties are set forth on Schedule 4.21 attached hereto. None of the Owned Hospitality Properties have been or are subject to a condemnation proceeding or a casualty which individually or in the aggregate could cause a Material Adverse Change. With respect to the Owned Hospitality Properties set forth on Schedule 4.21, the Borrower, the Parent or its Subsidiaries, as applicable, has good and marketable fee simple title to such Owned Hospitality Property, free and clear of all Liens other than the Permitted Encumbrances. None of the Permitted Encumbrances has a Material Adverse Change or otherwise materially interferes with the current or intended use or operation of any Owned Hospitality Property or materially impairs the value of any Owned Hospitality Property.
     Section 4.22. Approved Inter-Company Indebtedness. The only inter-company Indebtedness between the Parent, the Borrower and any of their respective Subsidiaries is the Approved Inter-Company Indebtedness. The Approved Inter-Company Indebtedness Loan Documents listed on Schedule 1.01(a) are all of the documents evidencing or securing the Approved Inter-Company Indebtedness or executed by the applicable parties in connection with the Approved Inter-Company Indebtedness. The Borrower has provided the Administrative Agent with a true, correct and complete copy of the Approved Inter-Company Indebtedness Loan Documents and such documents have not been amended or modified except as set forth in Schedule 1.01(a). The outstanding amount of the Approved Inter-Company Indebtedness as of the date hereof is set forth on Schedule 1.01(a).
     Section 4.23. Insurance Business.
     (a) Insurance Companies, Insurance Licenses and Deposited Securities. Each Insurance Company is listed in Schedule 4.23(a). Schedule 4.23(a) hereto lists all of the jurisdictions in which each Insurance Company holds a Insurance License and is authorized to transact insurance business as of the Effective Date and the line or lines of insurance in which each Insurance Company is engaged. No Insurance License held by any Insurance Company, the loss of which could reasonably be expected to cause a Material Adverse Change, is the subject of a proceeding for suspension or revocation. To the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, there is not a sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority. Each of the Insurance Companies has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any applicable Governmental Authority, which filings conform in all material respects to any applicable Legal Requirements, except where the failure to so file or conform could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Change. Schedule 4.23(a) sets forth a true, correct and complete listing of all securities deposited with state insurance departments and other Governmental Authority, which deposits have been completed in accordance with the schedule of deposits set forth in each Insurance Company’s December 31, 2005 Insurance Annual Statement.

     (b) SAP Financial Statements, Examination Reports and Loss Runs. The Borrower has previously delivered to the Administrative Agent for distribution to each of the Lenders true and complete copies of the SAP Financial Statements as filed with the domiciliary state insurance departments of each Insurance Company as of and for the years ended December 31, 2005, 2004 and 2003, prepared in compliance with GAAP. Each of the SAP Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Company for the period therein set forth, in each case in accordance with SAP. The schedules included in the SAP Financial Statements, when considered in relation to the basic statutory financial statements included therein, present fairly in all material respects the information shown therein. Each of the SAP Financial Statements was correct in all material respects when filed and did not omit to state any material facts required to be stated or necessary in order to make the SAP Financial Statements not misleading. The Borrower has previously delivered to the Administrative Agent for distribution to each of the Lenders true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since December 31, 2005 relating to the Insurance Companies. The loss runs for the years ended December 31, 2005, 2004 and 2003, which the Borrower has previously delivered to the Administrative Agent for distribution to each of the Lenders in writing, are true, correct and complete in all material respects.
     (c) Investment Portfolios. The Borrower has previously delivered to the Administrative Agent for distribution to each of the Lenders true and complete lists as of December 31, 2005 of all assets held in the investment portfolios of the Insurance Companies. None of the investments included in such investment portfolios is in default with respect to the payment of principal, interest or dividends thereon or is materially impaired. All such investments comply with all applicable Legal Requirements except for non-compliance which in the aggregate would not cause a Material Adverse Change. Each Insurance Company owns assets which qualify as admitted assets under applicable state insurance Legal Requirements in an amount at least equal to the sum of all of its Insurance Reserve Liabilities and minimum statutory capital and Insurance Surplus reflected on the latest SAP Financial Statements.
     (d) Insurance Reserve Liabilities and Adequate Provisions. All Insurance Reserve Liabilities as established or reflected in the SAP Financial Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated in accordance with sound actuarial principles, (iii) are based on actuarial assumptions that are in accordance with those called for by the relevant Insurance Contract and the related Reinsurance Contract and (iv) meet in all material respects the requirements of all applicable insurance Legal Requirements. Adequate provision for such Insurance Reserve Liabilities has been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Insurance Companies under all Insurance Contracts and Reinsurance Contracts on the date of such SAP Financial Statement based on then current information that forms a reasonable basis for such determination. Each of the Insurance Companies owns assets that qualify as legal reserve assets under applicable insurance Legal Requirements in an amount at least equal to all of such Insurance Company’s Insurance Reserve Liabilities. Adequate provision has been made for all estimated losses, settlements, costs and expenses from pending suits, actions and proceedings contemplated by the SAP Financial Statements.
     (e) Insurance Contracts and Reinsurance Contracts. Each outstanding Insurance Contract issued, reinsured or underwritten by an Insurance Company is listed in Schedule 4.23(e), together with the maximum amount payable by an Insurance Company thereunder. All outstanding Reinsurance Contracts with respect to such Insurance Contracts are listed in Schedule 4.23(e), together with the maximum amount payable by an Insurance Company thereunder. All Insurance Contracts, Reinsurance Contracts and any and all marketing materials are, to the extent required under applicable Legal Requirements, on forms approved by the insurance regulatory authority of the jurisdiction where issued or filed and have not been objected to by such authority within the period provided for objection and have been filed or registered as required with all other applicable Governmental Authorities. As to premium rates established by each Insurance Company and required to be filed or approved, the premiums charged comply with the applicable Legal Requirements. In addition, there is no pending or, to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, threatened charge by any insurance regulatory authority that any of the Insurance Companies has violated, nor any pending or, to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Legal Requirements where such violations would, individually or in the aggregate, cause a Material Adverse Change. All Insurance Contracts and Reinsurance Contracts have been marketed, sold and issued in compliance with all applicable Legal Requirements, except as could not reasonably be expected to cause a Material Adverse Change, including, without limitation, in compliance with (i) all applicable prohibitions against “redlining” or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations.
     (f) Payment of Benefits. All benefits payable with respect to each Insurance Contract by a Insurance Company or, to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, by any other person that is a party to or bound by such Insurance Contract, have in all material respects been paid in accordance with the terms of such Insurance Contract. All benefits payable with respect to each Reinsurance Contract, have in all material respects been paid in accordance with the terms of such Reinsurance Contract.
     (g) Notice of Likely Defaults. No Insurance Company has received any written, or to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, oral information that would cause it to believe that the financial condition of any other party to any Insurance Contract or Reinsurance Contract is so impaired as to be reasonably likely to result in a default by such party under such contract which could reasonably be expected to cause a Material Adverse Change.
     Section 4.24. Owned Hospitality Properties.
     (a) Except as indicated on a Title Policy previously delivered to the Administrative Agent, each of the Owned Hospitality Properties is served by water, electric, sewer, sanitary sewer and storm drain facilities and all other utilities necessary and sufficient for all current and intended uses, and such utilities enter each of the Owned Hospitality Properties directly from a public right-of-way abutting such Owned Hospitality Property, and all such utilities are connected so as to serve each of the Owned Hospitality Properties without passing over other property.
     (b) No condemnation or eminent domain proceeding has been commenced, or, to Borrower’s knowledge, is pending or threatened against any Owned Hospitality Property or any roadways or easements providing access thereto.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees to comply and cause the Parent and the Parent’s Subsidiaries to comply with the following covenants.
     Section 5.01. Compliance with Laws. The Borrower will comply, and cause the Parent and each of its Subsidiaries to comply, in all material respects with all Legal Requirements.
     Section 5.02. Preservation of Existence; Separateness, Etc.
     (a) The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its partnership, limited liability company or corporate (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign partnership, corporation or limited liability company, as applicable in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
     (b) The Parent common stock shall at all times be duly listed on the New York Stock Exchange, Inc. and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.
     (c) The Borrower shall cause the Permitted Other Subsidiaries which have Indebtedness to, (i) maintain financial statements, accounting records and other corporate records and other documents separate from all non-Permitted Other Subsidiaries, (ii) maintain their own bank accounts in their own name, separate from all non-Permitted Other Subsidiaries, (iii) pay their own expenses and other liabilities from their own assets and incur (or endeavor to incur) obligations to other Persons based solely upon their own assets and creditworthiness and not upon the creditworthiness of each other or any other Person, and (iv) file their own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof.
     (d) The Borrower shall, and shall cause the Permitted Other Subsidiaries which have Indebtedness to, take all actions necessary to keep such Permitted Other Subsidiaries, separate from the Borrower and the Borrower’s other Subsidiaries, including, without limitation, (i) the taking of action under the direction of the Board of Directors, members or partners, as applicable, of such Permitted Other Subsidiaries and, if so required by the Certificate of Incorporation or the Bylaws, operating agreement or partnership agreement, as applicable, of such Permitted Other Subsidiaries or by any Legal Requirement, the approval or consent of the stockholders, members or partners, as applicable, of such Permitted Other Subsidiaries, (ii) the preparation of corporate, partnership or limited liability company minutes for or other appropriate evidence of each significant transaction engaged in by such Permitted Other Subsidiaries, (iii) the observance of separate approval procedures for the adoption of resolutions by the Board of Directors or consents by the partners, as applicable, of such Permitted Other Subsidiaries, on the one hand, and of the Borrower and the Borrower’s other Subsidiaries, on the other hand, and (iv) preventing the cash, cash equivalents, credit card receipts or other revenues of the Hospitality Properties owned by such Permitted Other Subsidiaries or any other assets of such Permitted Other Subsidiaries from being commingled with the cash, cash equivalents, credit card receipts or other revenues collected by the Borrower or the Borrower’s other Subsidiaries.
     (e) The Borrower shall take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such

Person is transacting business or (ii) implying that the Borrower is, directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of the Permitted Other Subsidiaries or any other Person.
     Section 5.03. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it, including employee withholding taxes, or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim (i) which is being contested in good faith and by appropriate proceedings, (ii) with respect to which adequate reserves in conformity with GAAP have been provided, (iii) such charge or claim does not constitute and is not secured by any choate Lien on any portion of any Owned Hospitality Property and no portion of any Owned Hospitality Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (iv) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change.
     Section 5.04. Visitation Rights; Lender Meeting. Subject to the rights of the owners of the Hospitality Properties for which there are Permitted Property Agreements, at any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s or any of its Subsidiary’s operations, upon reasonable notice, the Borrower will permit the Administrative Agent and any Lender or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the Properties owned or operated by the Borrower and any of its Subsidiaries, to discuss the affairs, finances and accounts of such Persons with any of their respective officers or directors. Without in any way limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Lenders once during each calendar year to be held at the Borrower’s office in the District of Columbia or New York, New York (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.
     Section 5.05. Reporting Requirements. The Borrower will furnish to the Administrative Agent, with respect to those items set forth in clauses (a)-(c) and (i), and each Lender:
     (a) Quarterly Financials. As soon as available and in any event not later than fifty (50) days after the end of each Fiscal Quarter of the Parent (except for the Fiscal Quarter which ends on the date the Fiscal Year ends), the unaudited Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, and the corresponding figures as at the end of, and for, the corresponding periods in the preceding Fiscal Year, all duly certified with respect to such statements (subject to reasonable year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent; provided that the Total Indebtedness used to calculate the Leverage Ratio in such Compliance Certificate shall be the Total Indebtedness as of the Status Reset Date during the Fiscal Quarter in which such Compliance Certificate was delivered; provided further that the Compliance Certificates delivered for the first two Fiscal Quarters following the Effective Date shall be on a pro forma basis adjusted for the refinancing and remortgaging to the Lenders of the Concord Property.
     (b) Annual Financials. As soon as available and in any event not later than ninety-five (95) days after the end of each Fiscal Year of the Parent, a copy of the Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, and the corresponding figures as at the end of, and for, the preceding Fiscal Year, and audited and certified by KPMG, L.L.P. or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent in an opinion, without qualification as to the scope or any other material qualification or exception, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with (i) the unaudited consolidating financial statements of the Parent and its Subsidiaries as of such date or for such time period, as applicable, (ii) a Compliance Certificate duly executed by a Responsible Officer of the Parent, provided that the Compliance Certificate delivered for the first Fiscal Year following the Effective Date shall be on a pro forma basis adjusted for the refinancing and remortgaging to the Lenders of the Concord Property, and (iii) a certificate duly executed by a Responsible Officer of the Parent which reflects in detail reasonably acceptable to the Administrative Agent the financial performance of the applicable Person related to the financial covenants contained in the documentation for any Permitted Other Indebtedness. As soon as available and in any event not later than 50 days after the end of each Fiscal Year of the Parent, the Borrower will furnish to the Administrative Agent a draft Compliance Certificate duly executed by a Responsible Officer of the Parent for such end of Fiscal Year financial statements. Such draft Compliance Certificate will be used for purposes of re-determining Status at the Status Reset Date following the end of such Fiscal Year. If the final Compliance Certificate delivered in connection with the financial statements for the end of such Fiscal Year reflects a different Status than that reflected in the draft Compliance Certificate, then (a) the Borrower shall be deemed to have been at the Status set forth in the final Compliance Certificate since the Status Reset Date following the end of the Fiscal Year and (b) within five (5) Business Days following delivery of such final Compliance Certificate, either the Borrower will pay to the Lenders or the Lenders will pay to the Borrower, as applicable, the amount of the adjustment of interest and fees payable by the Borrower under this Agreement because of such adjustment in Status.
     (c) Securities Law Filings. Promptly and in any event within fifteen (15) days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all of the shareholders of the Parent or partners of the Borrower.
     (d) Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Default known to a Responsible Officer of the Parent, the Borrower or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.
     (e) ERISA Notices. As soon as possible and in any event (i) within thirty (30) days after the Parent, the Borrower or any member of a Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event herein with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto (ii) within ten (10) days after the Parent, the Borrower or any of a Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan or Multiemployer Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (iii) within ten (10) days after receipt thereof by the Parent, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within ten (10) days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.
     (f) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefore, (ii) any action or omission on the part of the Parent or the Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $1,000,000 individually or in the aggregate with all other outstanding Environmental Claims, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased, owned or operated Property, wherever located.
     (g) Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Parent, Borrower or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.
     (h) Reports Affecting the Financial Covenants. On or prior to the 15th day following any Adjustment Event, an Adjustment Report with respect to such Adjustment Event.
     (i) Corporate Activity. Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder or event which would make any of the representations in Section 4.01-4.04 untrue, notice thereof.
     (j) Material Litigation. As soon as possible and in any event within five (5) days of any Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.
     (k) Insurance Information. Within ten (10) days of request by the Administrative Agent, the Borrower shall provide the Administrative Agent copies of the unaudited Insurance Annual Statement of each Insurance Company, certified by a Responsible Officer of the Parent as fairly presenting the financial condition and results of operations of such Insurance Company in accordance with SAP consistently applied throughout the periods reflected therein and the most recent examination reports and loss run sheets of the Insurance Companies.

     (l) Budget. On or prior to January 31st of each Fiscal Year, the Borrower shall provide the Administrative Agent (for distribution to the Lenders) an operating budget for the Parent and its Subsidiaries on a Consolidated basis for such Fiscal Year, including without limitation pro forma balance sheet, income statement, cash flow and financial covenant compliance.
     (m) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.
The Borrower hereby acknowledges and agrees that (a) the Administrative Agent and/or its Affiliate will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Parent and/or the Borrower hereunder (collectively, “Materials”) by posting the Materials on IntraLinks or another similar electronic system (the “Platform”), (b) neither the Administrative Agent, nor any Affiliate, nor their respective directors, officers, employees and agents shall be liable for any damages arising from the use by unintended recipients of the Materials or other materials distributed through the Platform or other electronic, telecommunications or information transmissions systems, and (c) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Materials “PUBLIC”, the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, its Affiliates, the Issuing Bank and the Lenders to treat such Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower, the Parent or their respective securities for purposes of United States Federal and state securities laws; (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and its Affiliates shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Section 5.06. Maintenance of Property. The Borrower will, and will cause each of the Parent and its Subsidiaries to (a) maintain their Owned Hospitality Properties in a manner consistent for Hospitality Properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Borrower and its Subsidiaries, (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any of their Owned Hospitality Properties, (c) substantially maintain and repair each of their Owned Hospitality Properties as required by any franchise agreement, license agreement, management agreement or ground lease for such Owned Hospitality Property, and (d) perform such Person’s obligations under the Permitted Property Agreements to which such Person is a party except where the non-performance thereof in the aggregate would not reasonably be expected to cause a Material Adverse Change.
     Section 5.07. Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, the insurance required pursuant to Schedule 5.07.
     Section 5.08. Use of Proceeds and Letters of Credit. The Advances and Letters of Credit shall be used by the Borrower for the purposes set forth in Section 4.08.
     Section 5.09. Collateral; Releases.
     (a) Subject to the time periods set forth in Section 5.10 and Section 6.06(d) for executing Security Documents in connection with the acquisition of Permitted New Investments, the Parent, the Borrower and the Subsidiaries (i) will cause at all times the Administrative Agent to have an Acceptable Lien in the Collateral (including in respect of the Concord Property no later than April 15, 2007), (ii) will cause at all times all material provisions of the Security Documents to be valid and binding on the Persons executing such Security Documents and (iii) shall execute or re-execute such Security Documents and take such other actions as the Administrative Agent shall reasonably request in order for the Administrative Agent to maintain or create an Acceptable Lien in the Collateral, including without limitation any Collateral acquired by the Borrower the Parent, or any of the other Guarantors after the Effective Date. Without limiting the foregoing, on the Effective Date the Parent will grant to the Administrative Agent an Acceptable Lien in the Parent’s Ownership Interests in the Borrower at the time of granting such Acceptable Lien and thereafter maintain such Acceptable Lien.
     (b) Notwithstanding the foregoing, upon request of the Borrower to the Administrative Agent at any time when no Default or Event of Default exists or would result therefrom and any repayment of Advances required under this Agreement in connection therewith, the Administrative Agent will release from the Liens of the Security Documents (i) the Property which is the subject of a Permitted Asset Disposition at the time of such Permitted Asset Disposition and (ii) any Owned Hospitality Property and the Ownership Interests in the Permitted Other Subsidiary which owns such Owned Hospitality Property in connection with the incurrence of Permitted Other Indebtedness to be secured by such Collateral, provided that the Administrative Agent shall not be required to release any such Liens in respect of this clause (ii) to the extent such Owned Hospitality Property is at such time subject to a Mortgage in favor of the Administrative Agent for the benefit of the Lenders to secure the Obligations. If the Property released in connection with any such Permitted Asset Disposition includes all or substantially all of the Ownership Interests in a Guarantor, or if a Guarantor incurs Permitted Other Indebtedness, then, upon request of the Borrower to the

Administrative Agent, at the time of such Permitted Asset Disposition or the incurrence of such Permitted Other Indebtedness, as applicable, the Administrative Agent shall release such Guarantor from the Guaranty and the other Credit Documents to which such Guaranty is a party. In addition, the Administrative Agent agrees to take, and the Lenders authorize the Administrative Agent to take, such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Credit Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.
     (c) Notwithstanding the other provisions of this Agreement, if the Borrower, or the Parent, or any of their respective Subsidiaries shall sell, transfer, or otherwise dispose of any Owned Hospitality Property that is subject to a Mortgage in favor of the Administrative Agent for the benefit of the Lenders then within six months of such disposition (i) one or more Owned Hospitality Properties of equal or greater value (such determination to be made pursuant to an Appraisal reasonably satisfactory to the Administrative Agent) not subject to a Mortgage at such time shall become subject to a Mortgage in favor of the Administrative Agent for the benefit of the Lenders and (ii) any negative difference in value between the Owned Hospitality Property disposed of as compared to the new Owned Hospitality Properties mortgaged to secure the Obligations pursuant to a Mortgage shall be applied to repayment of the Advances in accordance with Section 2.07.
     Section 5.10. New Subsidiaries. Except with respect to a Permitted Other Subsidiary that has incurred or issued Permitted Other Indebtedness, within ten (10) Business Days (or ninety (90) Business Days in the case of a Material Subsidiary created after the Effective Date in connection with an acquisition of an Owned Hospitality Property) after either (a) the date that any Subsidiary of the Parent that was not a Material Subsidiary becomes a Material Subsidiary or such Subsidiary is no longer prohibited from acting as a Guarantor because of a contractual obligation or any new Material Subsidiary is created after the Effective Date, or (b) the purchase by the Parent or any of its Subsidiaries of the Ownership Interests of any Person, which purchase results in such Person becoming a Material Subsidiary the Parent shall, in each case, cause (i) such Material Subsidiary to execute and deliver to the Administrative Agent either (A) a Guaranty, an Environmental Indemnity and a Security Agreement or (B) an Accession Agreement, (ii) any of the Borrower and any Guarantor who is a direct owner of the Ownership Interests of such Material Subsidiary to execute and deliver to the Administrative Agent a Security Agreement, if necessary, and such other documents as are necessary to create an Acceptable Lien in the Ownership Interests in the Material Subsidiary owned by such Person (and such other Security Documents as the Administrative Agent may reasonably request) and (iii) the Persons who are party to the documents delivered pursuant to the provisions of this Section 5.10 to provide such evidence of authority to enter into such documents as the Administrative Agent may reasonably request.

     Section 5.11. Insurance Business.
     (a) The Borrower will cause each of the Insurance Companies to (i) carry on and conduct its business only in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) only engage in the insurance business or the business of a holding company owning entities engaged in the insurance business or the business of insurance or reasonably incidental activities, (iii) do all things necessary to renew, extend and continue in effect all Insurance Licenses which may at any time and from time to time be necessary for each Insurance Company to conduct business in compliance with all applicable Legal Requirements, including, if applicable, the filing of all appropriate Insurance Annual Statements and SAP Financial Statements; provided, that each Insurance Company may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Insurance Company’s Board of Directors to be in the best interest of the Insurance Companies and could not reasonably be expected to cause a Material Adverse Change.
     (b) The Borrower will not permit the Insurance Surplus, as of the last day of each Fiscal Quarter, to be less than that required by applicable Legal Requirements. The Borrower will not permit the maximum amount payable by all Insurance Companies under Insurance Contracts or Reinsurance Contracts, as of the last day of each Fiscal Quarter, to be greater than $10,000,000.
     Section 5.12. Interest Rate Agreements. From the date 60 days following the Effective Date until the Maturity Date, the Borrower shall cause the Parent to obtain and thereafter maintain Interest Rate Agreements reasonably satisfactory to the Administrative Agent, sufficient to ensure that at least 50% of the Total Indebtedness, measured as of each day during such period, shall be covered by such Interest Rate Agreements or shall have a fixed rate of interest. Any Interest Rate Agreements for the Parent shall be provided by either a Lender or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”; provided that the Lenders will have a right of first refusal, but not an obligation, to provide any Interest Rate Agreements for the Parent on substantially such terms as the Parent would be able to obtain from any such non-Lender. To the extent that any Interest Rate Agreement is provided by a Lender, the obligations of the Parent or its Subsidiary under such Interest Rate Agreement may be secured by the Collateral pari passu with the Obligations. However, the pledge of any Collateral to secure any Interest Rate Agreement from any non-Lender shall be subject to the written approval of the Required Lenders. The dollar amount subject to Interest Rate Agreements in the aggregate shall not exceed the sum of the amount of the Advances and the amount of the other Indebtedness of the Borrower or its Affiliates which bears interest at a variable rate.
     Section 5.13. Comfort Letters. Borrower shall use commercially reasonable efforts to provide the Administrative Agent with Comfort Letters for all Owned Hospitality Properties that are subject to a Mortgage in favor of the Administrative Agent within twenty (20) Business Days following the Effective Date, provided, however, if Borrower is unable to provide the Administrative Agent with such Comfort Letters for any reason within the time frame set forth hereinabove, at the Administrative Agent’s direction, Borrower shall assist the Administrative Agent in dealing directly with the franchisors in order to obtain such Comfort Letters.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, the Borrower agrees to comply and cause the Parent and the Parent’s Subsidiaries to comply with the following covenants.
     Section 6.01. Liens, Etc. The Borrower, the Parent and their respective Subsidiaries will not create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:
     (a) securing the Obligations;
     (b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any Guarantor to the extent not required to be paid pursuant to Section 5.03;
     (c) imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (i) which are being contested in good faith and by appropriate proceedings, (ii) with respect to which reserves in conformity with GAAP have been provided, (iii) which have not resulted in any Collateral being in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case, as a result of nonpayment of such charge or claim, and (v) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change;
     (d) on leased personal property to secure solely the lease obligations associated with such property;
     (e) on the Property of or Ownership Interests in a Permitted Other Subsidiary securing Indebtedness set forth in paragraph (a) of the definition of “Permitted Other Indebtedness” incurred by such Permitted Other Subsidiary to the extent such Indebtedness is permitted pursuant to the provisions of Section 6.02;
     (f) on the Ownership Interests in an Unconsolidated Entity or Minority-Owned Fund securing Permitted Non-Recourse Unconsolidated Entity Indebtedness incurred by such Unconsolidated Entity or Minority-Owned Fund, as applicable;
     (g) granted to the owner of a Hospitality Property subject to a Permitted Property Agreement on the accounts receivable, inventory, cash or other property owned by the Borrower or the Borrower’s Subsidiary in connection with such Hospitality Property; and
     (h) easements, rights of way, covenants, restrictions, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or its Subsidiaries and which do not detract materially from the value of any of the Owned Hospitality Properties to which they attach or impair materially the use thereof by the Borrower or the Borrower’s Subsidiaries.
     Section 6.02. Indebtedness. The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations and the following:
     (a) Permitted Other Indebtedness in an amount that does not cause a breach at any time of the covenants contained in Article VII;
     (b) Capital Leases for personal property;
     (c) Interest Rate Agreements permitted under this Agreement; and
     (d) Any of the following Indebtedness incurred by the Parent or the Borrower:
     (i) guaranties in connection with Permitted Other Indebtedness secured by an Owned Hospitality Property or interest in a Person owning a Hospitality Property of (A) if the Hospitality Property is subject to a ground lease, the payment of rent and performance of obligations under such ground lease, (B) real estate taxes relating to such Hospitality Property, and (C) capital reserves required under such Indebtedness, provided that such guaranties do not include guaranties of the Permitted Other Indebtedness itself;
     (ii) guaranties of the payment of rent and performance of obligations under a ground lease for an Owned Hospitality Property which is Collateral;

     (iii) customary recourse “carve-outs” for Indebtedness permitted under this Agreement which is otherwise non-recourse to the Parent, the Borrower and their respective Subsidiaries;
     (iv) guaranties of franchise and license agreements in connection with Hospitality Properties; and
     (v) guaranties of obligations of the Parent’s Subsidiaries or Unconsolidated Entities with respect to Permitted Property Agreements.
     (e) extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (a) — (d) above so long as the principal amount of such Indebtedness is not thereby increased.
     Section 6.03. Agreements Restricting Distributions From Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries (other than Permitted Other Subsidiaries) to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance (including by way of the making of and repayment of Intercompany loans and advances) by any of the Borrower’s Subsidiaries to the Borrower.
     Section 6.04. Restricted Payments. Neither the Parent, nor the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:
     (a) provided that no Default has occurred and is continuing or would result therefrom, the Borrower shall be entitled to make cash distributions to its partners, including the Parent, which distributions for partners other than the Parent and the Parent’s Subsidiaries do not in the aggregate in any Fiscal Year exceed $100,000;
     (b) a Subsidiary of the Borrower may make a Restricted Payment to the Borrower;
     (c) the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Parent’s common stock;
     (d) the Borrower shall be entitled to issue limited partnership interests in the Borrower in exchange for Ownership Interests in Subsidiaries and Unconsolidated Entities to the extent such Investment is permitted pursuant to the provisions of Section 6.06 and such Ownership Interests are pledged to secure the Obligations pursuant to the Security Documents;
     (e) provided that no Default pursuant to Section 8.01(a), (b) or (f) or Default in the covenants set forth in Article VII has occurred and is continuing or would result therefrom, then the Borrower shall be entitled to pay (i) interest, but not principal (except only as permitted by clause (ii) of this subsection (e)), of

Subordinate Indebtedness permitted pursuant to this Agreement, and (ii) principal of Approved Inter-Company Indebtedness; provided that any such principal payments (A) are made to a Guarantor, (B) are either retained by such Guarantor or distributed to the Borrower, the Parent or another Guarantor and (C) are used in accordance with the provisions of this Agreement; and
     (f) provided that (i) no Default pursuant to Section 8.01(a), (b) or (f) or Default in the covenants set forth in Article VII has occurred and is continuing or would result therefrom, and (ii) no Material Adverse Change has occurred or would result therefrom, the Parent shall be entitled to repurchase up to $5,000,000 in the aggregate of the Parent’s currently outstanding common stock after the Effective Date. Within ten (10) Business Days of any such Restricted Payments in the aggregate reaching increments of $250,000 (i.e., $250,000, $500,000, $750,000) the Borrower shall execute and deliver to the Administrative Agent an Adjustment Report dated as of the date of reaching such Restricted Payment increment which takes into account such Restricted Payments. To the extent that the Parent reaches multiple $250,000 increments over any ten (10) Business Day period, then an Adjustment Report need only be provided as of the date of the reaching the last such $250,000 increment in such ten (10) Business Day period. In addition, any Compliance Certificate delivered by the Borrower shall state the dollar amount of such Restricted Payments made in the Rolling Period covered by such Compliance Certificate and the amount of all such Restricted Payments in the aggregate.
     Section 6.05. Fundamental Changes; Asset Dispositions. Neither the Parent, the Borrower, nor any of their respective Subsidiaries (other than the Permitted Other Subsidiaries), will (a) merge or consolidate with or into any other Person, unless (i) either (A) a Guarantor is merged into the Borrower and the Borrower is the surviving Person, (B) a Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) is merged into any Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) or (C) a Guarantor other than the Parent is merged into another Person (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) and the surviving Person is or promptly becomes a Guarantor, and (ii) immediately prior to and after giving effect to any such proposed transaction, (X) no Default exists or would exist, (Y) on a pro forma basis the financial covenants set forth in Article VII would be satisfied and (Z) to the extent a Person who was not a Subsidiary of the Parent or the Borrower is merged with or into a Guarantor, then the Administrative Agent shall in its reasonable discretion be entitled to determine the Investment Amount applicable to such merger; (b) sell, transfer, or otherwise dispose of all or any of such Person’s material Property except for a Permitted Asset Disposition, or dispositions or replacements of personal property in the ordinary course of business; (c) enter into, as lessor, a lease (other than a lease which qualifies as a Permitted Asset Disposition) of all or substantially all of any Owned Hospitality Property with any Person without the consent of the Administrative Agent; (d) sell or otherwise dispose of any material Ownership Interests of any Subsidiary

(except for a Permitted Other Subsidiary or a sale which qualifies as a Permitted Asset Disposition); (e) except for (i) Capitalization Events for which the consideration is principally cash or cash equivalents and for which the Repayment Amount is applied in accordance with the provisions of Section 2.07(c), (ii) the issuance of limited partnership interests in the Borrower in exchange for Ownership Interests in Subsidiaries and Unconsolidated Entities to the extent permitted pursuant to the provisions of Section 6.04, and (iii) transactions permitted under the preceding clause (a), materially alter the corporate, capital or legal structure of any such Person (except for a Permitted Other Subsidiary); (f) enter into any forward sales of the Parent common stock or Ownership Interests in the Borrower; (g) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution, (h) enter into any leases of Property or management agreements for any Property except (1) Permitted Property Agreements, (2) leases of office space for the use of the Parent’s and the Parent’s Subsidiaries’ employees, and (3) the leases of personal property permitted by this Agreement, (i) materially alter the character of their respective businesses from that conducted as of the date of this Agreement or otherwise engage in any material business activity outside of the Hospitality Management Business or the ownership and operation of Hospitality Properties, or (j) join in, acquiesce in, or consent to any change in any public or private restrictive covenant, easement, zoning law or any other public or private restriction, limiting, conditioning, changing, qualifying or defining the uses which may be made of any Property that would have a material adverse effect on the Property.
     Section 6.06. Investments and other Property. Neither the Parent, the Borrower, nor any of their respective Subsidiaries, shall acquire by purchase or otherwise any Investments or other Property, except the following:
     (a) Investments or Properties owned by such Persons as of the Effective Date and set forth of Schedule 6.06;
     (b) Liquid Investments;
     (c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and receivables purchased in connection with the acquisition of an Owned Hospitality Property;
     (d) Investments in Permitted New Investments or Subsidiaries making Permitted New Investments; provided that (i) within ten (10) Business Days (and within ninety (90) Business Days in the case of Security Documents in connection with the acquisition of an Owned Hospitality Property) of the acquisition by the Parent or any of the Parent’s Subsidiaries of any Collateral for which the Administrative Agent on behalf of the Lenders does not already have an Acceptable Lien, the Borrower, the Parent and the other Guarantors will execute such Security Documents as are necessary or desirable for the Administrative Agent on behalf of the Lenders to have an Acceptable Lien in such Collateral and

(ii) within ninety (90) Business Days of the acquisition of an Owned Hospitality Property by the Parent or any of the Parent’s Subsidiaries which is required by the terms of this Agreement to be Collateral, the Borrower shall deliver to the Administrative Agent a Title Policy for such Owned Hospitality Property;
     (e) Capital Expenditures, acquired or made in the ordinary course of (i) owning the Parent’s and the Parent’s Subsidiaries’ existing Investments and Properties and any Permitted New Investments and (ii) operating a Hospitality Management Business (including, without limitation, information systems and computers); and
     (f) loans to employees of the Parent or its Subsidiaries which in the aggregate do not exceed $1,000,000.
Notwithstanding the foregoing, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall make an Investment, acquire any other Property, or enter into any Permitted Property Agreement which would (a) cause a Default, (b) cause or result in the Borrower or the Parent failing to comply with any of the financial covenants contained herein, or (c) cause or result in the aggregate Adjusted EBITDA in any Rolling Period derived from all Permitted Property Agreements, or other Investments related to Hospitality Properties which are not full-service or limited service hotels or resorts or conference centers to exceed 35% of the Parent’s Adjusted EBITDA for such Rolling Period. In addition, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall enter into any agreements to purchase Investments or other Property, unless with respect to such purchase such Person at all times has available sources of funds equal to pay in full the cost of the purchase of such Investments or other Property (to the extent that the payment of such cost of purchase constitutes a recourse obligation of the Parent, the Borrower or its Subsidiary), which available sources of funds may include Advances to the extent that the Borrower may borrow the same for the purposes required or other Indebtedness permitted by the terms of this Agreement.
     Section 6.07. Affiliate Transactions. Except for certain liquor license agreements, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower which is not a Guarantor or any purchase or acquisition of assets from any such Affiliate except for purchases of new personal property (i) which in any calendar year do not exceed $1,000,000 in the aggregate and (ii) for which the sales price is the actual cost to the party selling; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than in the ordinary course of business and at market rates.
     Section 6.08. Sale or Discount of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable except in connection with sale of an Owned Hospitality Property.

     Section 6.09. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters provided that the Borrower may make one election after the Effective Date to change its fiscal year end, if the Borrower enters into such amendments to this Agreement as the Administrative Agent shall request to reflect such change, including modifications to Section 7, such that the covenants affected by such change shall have the same effect (or, in any case, be substantively no less favorable to the Lenders, in the determination of the Administrative Agent) after giving effect thereto as if such change were not made. The Lenders hereby authorize the Administrative Agent to enter into such amendments to effect such modifications, if any, in accordance with the provisions of this Section.
     Section 6.10. Activities of Parent. In the case of the Parent, notwithstanding anything to the contrary in this Agreement or any other Credit Document, other than indirectly through Subsidiaries, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower and Parent’s Other Subsidiaries, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Credit Documents to which it is a party, (iii) obligations with respect to its Capital Stock, and (iv) incur Indebtedness pursuant to (A) Section 6.02(d) or (B) Permitted Other Indebtedness pursuant to clause (b) of the definition thereof so long as such Permitted Other Indebtedness is permitted by Section 6.02 and the Net Cash Proceeds are applied as a Repayment Event to prepay the Advances pursuant to Section 2.07, or (c) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower and Parent’s Other Subsidiaries.
     Section 6.11. Sales and Leasebacks. Neither the Parent, the Borrower or any Subsidiary will enter into any arrangement with any Person providing for the leasing by Parent, the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent, the Borrower or such Subsidiary.
     Section 6.12. Material Documents. The Borrower will not, nor will it permit any of its Subsidiaries to (a) amend the Borrower’s partnership agreement in any material respect, (b) admit a new general partner to the Borrower, (c) enter into any termination or material modification or amendment of Permitted Property Agreements which singly or in the aggregate could reasonably be expected to cause a Material Adverse Change, or (d) modify the Approved Inter-Company Indebtedness Loan Documents in any way that is materially adverse to the Lenders.

     Any termination, modification or amendment prohibited under this Section 6.09 without the Required Lender’s written consent shall, to the extent permitted by applicable law, be void and of no force and effect.
     Section 6.13. No Further Negative Pledges. Neither the Borrower, nor the Parent, nor their respective Subsidiaries shall enter into or suffer to exist any agreement (other than this Agreement and the Credit Documents and as set forth in the Permitted Property Agreements) (a) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Borrower or any of their respective Subsidiaries (except for Properties of and Ownership Interests in the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (b) requiring an obligation to be secured if some other obligation is or becomes secured; provided that in connection with the incurrence of Unsecured Indebtedness which is permitted by this Agreement, the Parent and its Subsidiaries may enter into such agreements which would require that assets of the Parent and its Subsidiaries which secure any Indebtedness (other than the Obligations, any refinancing or increase in the Obligations, or the Indebtedness described in clause (a) of the definition of Permitted Other Indebtedness) also secure on an equal and ratable basis such Unsecured Indebtedness and which agreements must be in form and substance reasonably acceptable to the Administrative Agent.
     Section 6.14. Limitation on Hedge Agreements. Neither the Borrower, the Parent, nor any of their respective Affiliates shall enter into any Interest Rate Agreement or any Currency Agreement other than the Interest Rate Agreements permitted by the terms of this Agreement and non-speculative Currency Agreements which are reasonably necessary or desirable in connection with such Persons’ foreign operations.
ARTICLE VII
FINANCIAL COVENANTS
     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees to comply and cause the Parent and the Parent’s Subsidiaries to comply with the following covenants:
     Section 7.01. Debt Service Coverage Ratio. The Parent shall maintain at the end of each Rolling Period a Debt Service Coverage Ratio of not less than 2.75 to 1.00.
     Section 7.02. Leverage Ratio. The Parent shall not on any date permit the Leverage Ratio to exceed 4.50 to 1.00.
     Section 7.03. Maintenance of Net Worth. The Parent shall at all times maintain an Adjusted Net Worth of not less than the Minimum Net Worth.
     Section 7.04. First Lien Adjusted EBITDA. The Parent shall not at the end of each Rolling Period permit (i) the total Adjusted EBITDA for such Rolling Period of the

Owned Hospitality Properties that are subject to a Mortgage in favor of the Administrative Agent for the benefit of the Lenders as of the end of such Rolling Period to be less than 45% of (ii) the total Adjusted EBITDA for such Rolling Period of all the Owned Hospitality Properties as of the end of such Rolling Period.
ARTICLE VIII
EVENTS OF DEFAULT; REMEDIES
     Section 8.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:
     (a) Principal Payment or Letter of Credit Obligation Payment. The Borrower or any Guarantor shall fail to pay any principal of any Note or this Agreement or any Letter of Credit Obligation when the same becomes due and payable as set forth in this Agreement;
     (b) Interest or Other Obligation Payment. The Borrower or any Guarantor shall fail to pay any interest on any Note or this Agreement or any fee or other amount payable hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement or such other Credit Document, as applicable, provided however that the Borrower and the Guarantors will have a grace period of three (3) days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults of such Persons collectively under this Section 8.01(b) in every calendar year;
     (c) Representations and Warranties. Any representation or warranty made or deemed to be made (i) by the Parent in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Guarantor in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (d) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Section 5.02, Article VI or Article VII of this Agreement, (ii) the Borrower shall fail to perform or observe, or shall fail to cause any Guarantor to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (iii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) or (ii) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for thirty (30) days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default, unless such default in this clause (iii) cannot be cured in such thirty (30) day period and the Borrower is diligently proceeding to cure such default, in which event the cure period shall be extended to ninety (90) days; provided that the Borrower shall not be entitled to more than the aforementioned thirty (30) day period to cure a default under Section 5.09 of this Agreement;
     (e) Cross-Defaults. With respect to any Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries (but excluding Indebtedness evidenced by the Notes or hereunder) which exceeds the Threshold Amount, any of the following:
     (i) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof,
     (ii) such Person shall fail to pay any principal of or premium or interest of any of such Indebtedness (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or
     (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the holders of such Indebtedness to accelerate the maturity of such Indebtedness;
     (f) Insolvency. The Borrower, the Parent or any of their respective Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent or any of their respective Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent or any of their respective Material Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent or any of their respective Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);

     (g) Judgments. Any judgment or order for the payment of money in excess of $5,000,000 or the Dollar Equivalent thereof (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, the Parent or any of their respective Subsidiaries which, within thirty (30) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;
     (h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan or Multiemployer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, the Parent or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower, the Parent or any member of the Controlled Group in good faith and by appropriate proceedings, (vi) the fair market value of the assets of any Title IV Plan is not at least equal to the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under that Title IV Plan using the actuarial assumptions and methods used by the actuary to that Title IV Plan in its most recent valuation of that Title IV Plan, (vii) any Termination Event or any other event or condition shall occur or exist, with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding $10,000,000;
     (i) Guaranty. Any provision of any Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;
     (j) Environmental Indemnity. Any Environmental Indemnity shall for any reason cease to be valid and binding on any Person party thereto or any such Person shall so state in writing;

     (k) Security Document. The Borrower or any Guarantor shall cause any material Security Document to be invalid or non-binding on any Person party thereto or any such Person shall so state in writing;
     (l) Collateral. A Material Adverse Change occurs because all or a portion of the Collateral shall for any reason cease to be subject to an Acceptable Lien except as expressly permitted by this Agreement;
     (m) Parent Common Stock; Repayment Event. The Parent at any time hereafter fails to (i) cause the Parent common stock to be duly listed on the New York Stock Exchange, Inc. and (ii) file timely all reports required to be filed by the Parent with the New York Stock Exchange, Inc. and the Securities and Exchange Commission and, with respect to a failure under clause (ii), such failure remains uncured on the date which is the earlier of (A) the date thirty (30) days following the initial occurrence of such failure and (B) the date specified by the New York Stock Exchange, Inc. or the Securities and Exchange Commission as the date such failure needs to be cured by. Upon the receipt by the Parent of any Net Cash Proceeds from a Repayment Event, (i) the Parent fails to immediately make a capital contribution or advance to the Borrower or a Subsidiary of the Borrower of the Repayment Amount for such Repayment Event, or otherwise apply the Repayment Amount for such Repayment Event in accordance with the provisions of this Agreement or (ii) the Borrower fails to apply such Repayment Amount in accordance with the provisions of this Agreement;
     (n) Change in Ownership or Control. Any of the following occur without the written consent of the Required Lenders: (i) a Change in Control occurs for either the Parent or the Borrower; (ii) the Parent owns less than 99% of the legal or beneficial interest in the Borrower directly; provided that such percentage may be reduced to 85% to the extent limited partnership interest in the Borrower are exchanged for assets which are then pledged to secure the Obligations pursuant to the Security Documents; or (iii) the Parent is no longer the general partner of the Borrower; or
     (o) Permitted Property Agreements. A default by the Parent, the Borrower or any of their respective Subsidiaries shall occur under sufficient Permitted Property Agreements that such default could reasonably be expected to cause a Material Adverse Change.
     Section 8.02. Optional Acceleration of Maturity; Other Actions. If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01) shall have occurred and be continuing, then, and in any such event,
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the principal due under the Notes and this Agreement, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,
     (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time, and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Lenders by appropriate proceedings.
     Section 8.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (f) of Section 8.01 shall occur,
     (a) the obligation of each Lender to make Advances and the obligation of Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the principal due under the Notes and this Agreement, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and
     (b) to the extent permitted by law or court order, the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.
     Section 8.04. Cash Collateral Account.
     (a) Pledge. The Borrower hereby pledges, and grants to the Administrative Agent for the benefit of the Lenders, a security interest in all funds held in the Cash Collateral Account maintained with the Administrative Agent from time to time, and all proceeds thereof, as security for the payment of the

Obligations, including without limitation all Letter of Credit Obligations owing to any Issuing Bank or any other Lender due and to become due from the Borrower to any Issuing Bank or any other Lender under this Agreement in connection with the Letters of Credit and the Borrower agrees to execute all cash management or cash collateral agreements and UCC-1 Financing Statements requested by the Administrative Agent as needed or desirable for the Administrative Agent to have an Acceptable Lien in the Cash Collateral Account.
     (b) Application Against Letter of Credit Obligations. The Administrative Agent may, at any time or from time to time, apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to any Issuing Bank, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Borrower to any Issuing Bank under this Agreement in connection with the Letters of Credit.
     (c) Duty of Care. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and the Administrative Agent shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     Section 8.05. Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 8.06. Right of Set-off.
     (a) Upon (i) the occurrence and during the continuance of any Event of Default pursuant to paragraph (f) of Section 8.01 or (ii) the making of the request or the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 8.03, each Lender and Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
     (b) The Borrower waives any right of set-off, defense or counterclaim the Borrower has or may have against any Lender to apply any amounts owed the Borrower by such Lender or any Affiliate thereof against the Obligations hereunder.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.01. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
     Section 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 9.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agents under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower or any Guarantor to perform its obligations hereunder or thereunder. The Administrative shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Loan Party.
     Section 9.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.06 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     Section 9.06. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Guarantor or any affiliate of the Borrower or a Guarantor, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any Guarantor and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Guarantor or any affiliate of the Borrower or any Guarantor that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 9.07. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     Section 9.08. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Guarantor as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative, and the terms “Lender” and “Lenders” shall include the Administrative in its individual capacity.
     Section 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the Administrative Agent’s resignation as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Credit Documents.
     Section 9.10. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 5.09.
     Section 9.11. The Arranger, Syndication Agent and Documentation Agents. The Arranger, Syndication Agent and Documentation Agents shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Credit Documents.
ARTICLE X
MISCELLANEOUS
     Section 10.01. Amendments, Etc.
     (a) No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of such Required Lenders), as specified in the particular provisions of the Credit Documents, and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the prior written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all the Lenders whose Commitments or Advances are directly modified thereby, do any of the following: (i) to increase the aggregate Commitments of the Lenders, (ii) reduce or forgive the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (iii) postpone any date fixed for any payment of principal of (including any Maturity Date), or interest on, the Notes or any fees or other amounts payable hereunder, (iv) amend this Section 10.01, (v) amend the definition of “Required Lenders” or “Pro Rata Share”, (vi) release the Parent from its obligations under the Guaranty or release any other Guarantor which owns or leases an Owned Hospitality Property from its obligations under any of the Guaranties except as contemplated by the provisions of Section 5.09, (vii) release all or substantially all of the Collateral except in accordance with Section 5.09, (viii) release as Collateral all or substantially all of the Ownership Interests in the Borrower except in accordance with Section 5.09 or (ix) extend the Interest Period beyond six (6) months; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any Issuing Bank, as applicable, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or such Issuing Bank, as the case may be, under this Agreement or any other Credit Document. In addition, the definition of “Revolving Required Lenders” cannot be amended without the unanimous written consent of all Lenders holding Revolving Commitments. In addition, the definition of “Term Required Lenders” cannot be amended without the unanimous written consent of all Lenders holding Term Commitments and Term Advances.
     (b) In addition, without the consent of each of the Revolving Required Lenders and the Term Required Lenders voting as separate Classes no amendment or waiver shall (i) amend or waive the provisions in Sections 2.07(c) and (b), 2.10(a) and (e) or 2.16 regarding the pro rata treatment, the order of application of proceeds and the sharing of payments or (ii) permit other Indebtedness (other than under this Agreement) to have a Lien on any Collateral.
     (c) Any amendment to a covenant of the Parent or any of its Subsidiaries or amendment to a definition shall require the Borrower’s written consent.
     (d) Notwithstanding the foregoing, the Administrative Agent and the Borrower (without the consent of any other Lender or the Issuing Bank) may enter into amendments of any Credit Document solely with respect to corrections of formal defects not having any economic impact.
     Section 10.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, (a) if to the Borrower, at its address at 4501 N. Fairfax Drive, Arlington, Virginia 22203, Attn: Chief Financial Officer; (b) if to any Lender, at its Applicable Lending Office; (c) if to the Administrative Agent, at its address at 745 Seventh Avenue, New York, New York 10019, Attention: Thomas Buffa; (d) as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.
     Section 10.03. No Waiver; Remedies. No failure on the part of any Lender, any Agent, or any Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.
     Section 10.04. Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents and syndication of the Obligations including, without limitation, (a) the reasonable fees and out-of-pocket expenses of Weil, Gotshal & Manges, L.L.P., counsel for the Administrative Agent, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, Issuing Bank, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, such Issuing Bank, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents, and (c) to the extent not included in the foregoing, the costs of any local counsel, travel expenses, Appraisals, Engineering Reports, Environmental Reports, Title Policies, mortgage and intangible taxes (if any), and any title or Uniform Commercial Code search costs, any flood plain search costs, insurance consultant costs and other costs usual and customary in connection with a credit facility of this type.
     Section 10.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, Issuing Bank, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 10.06. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Parent, the Borrower, the Lenders, the Administrative Agent, all future holders of the Advances and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
          (b) Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Advance owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Advance for all purposes under this Agreement and the other Credit Documents, and the Borrower, the Arranger and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Advance Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of each “directly modified” Lender pursuant to Section 10.01(a). The Borrower agrees that if amounts outstanding under this Agreement and the Advances are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a

Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.06(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11 and 10.07 with respect to its participation in the Commitments and the Advances outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. In addition, each transferor Lender selling a participation to a Participant under this Section 10.06(b): (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such Participant, specifying such Participant’s entitlement to payments of principal and interest with respect to such participation, and (ii) shall collect from each such Participant the appropriate forms, certificates and statements described in Section 2.11 (and updated as required by Section 2.11) as if such Participant were a Lender under Section 2.11.
          (c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Commitments, the written consent of the Issuing Bank (which, in each case, shall not be unreasonably withheld or delayed) (provided (y) that no such consent need be obtained by the Administrative Agent or its affiliates and (z) the consent of neither the Administrative Agent nor the Borrower need be obtained with respect to any assignment of funded Term Advances), to an additional Eligible Assignee all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit C, executed by such Eligible Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Bank is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (A) no such assignment to an Eligible Assignee (other than, in each case, any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (in the case of the Term Loan Facility) or $5,000,000 (in the case of the Revolving Credit Facility), unless (1) otherwise agreed by the Borrower and the Administrative Agent or (2) such assignment represents an assignment of all of a Lender’s interests under this Agreement and (B) if the Assignor shall retain any Advances or Commitments after giving effect to such assignment such Advances and Commitments shall, unless otherwise agreed by the Borrower and the Administrative Agent, be in an aggregate principal amount of not less than $1,000,000 (in the case of the Term Loan Facility) and $5,000,000 (in the case of the Revolving Credit Facility). Any such assignment need not be ratable as among the Revolving Credit Facility and Term Loan Facility. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments and/or Advances as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.09, 2.11 and 10.04 and 10.07 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.02 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the name and address of each Lender and each Issuing Bank, each Lender’s Commitment, each Lender’s and each Issuing Bank’s interest in each Advance, each Letter of Credit and each Letter of Credit Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall treat each Person whose name is recorded in the Register as the owner of the Advances, any Notes evidencing such Advances and any Reimbursement Obligation recorded therein for all purposes of this Agreement. Any assignment of any Advance, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an Advance evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Advance, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Eligible Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower, any Lender (with respect to any entry relating to such Lender’s Advances) or any Issuing Bank (with respect to any entry relating to the Borrower’s Letter of Credit Obligations owed to such Issuing Bank) at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Eligible Assignee (and, in any case where the consent of any other Person is required by Section 10.06(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (if required by the Administrative Agent and, in any case treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment), the Administrative Agent shall

(i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Note and/or applicable Term Notes, as the case may be, to the order of such Eligible Assignee and its registered assigns in an amount equal to the Revolving Commitment and/or applicable Term Advances, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Commitment and/or Term Advances, as the case may be, upon request, a new Revolving Note and/or Term Notes, as the case may be, to the order of the Assignor and its registered assigns in an amount equal to the Revolving Commitment and/or applicable Term Advances, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.
          (f) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Advances and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Advances and Notes, including any pledge or assignment by a Lender of any Loan or Note to (i) any Federal Reserve Bank in accordance with applicable law, (ii) any holder of, or trustee for the benefit of, the holders of such Lender’s securities or (iii) any SPC to which such Lender granted an option pursuant to clause (g) below.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of a Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.06(g), any SPC may

(A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances, and (B) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Advances outstanding at the time of such proposed amendment. In addition, each Granting Lender granting an SPC the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each SPC which has funded all or any part of any Advance that such Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement, specifying such SPC’s entitlement to payments of principal and interest with respect to such Advance and (ii) shall collect, prior to the time such SPC receives payments with respect to such funded Advance, from each SPC the appropriate forms, certificates and statements described in Section 2.11 (and updated as required by Section 2.11) as if such SPC were a Lender under Section 2.11, and each SPC that assigns all or a portion of its interests in any Advance to any financial institution pursuant to this Section 10.06(g), (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such financial institution, specifying such financial institution’s entitlement to payments of principal and interest with respect to such Advance and (ii) shall collect, prior to the time such financial institution receives payments with respect to such funded Advance, from each such financial institution the appropriate forms, certificates and statements described in Section 2.11 (and updated as required by Section 2.11) as if such financial institution were a Lender under Section 2.11.
          (h) For purposes of this Section 10.06, if an Issuing Bank transfers its rights with respect to the Borrower’s Reimbursement Obligation with respect to a Letter of Credit, (i) such Issuing Bank shall give the Borrower and the Administrative Agent notice of such transfer for notation in the Register, (ii) each such transfer may only be made upon notation of such transfer in Register, and (iii) no such transfer will be effective for purposes of this Agreement unless it has been recorded in the Register.
     Section 10.07. Indemnification. The Borrower agrees (a) to pay, indemnify, or reimburse each Lender, the Arranger and the Administrative Agent for, and hold each Lender, the Arranger and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions, and (b) to pay, indemnify or reimburse each Lender, the Arranger, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents, attorneys-in-fact and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions, including any of the foregoing relating to the use of proceeds of the Advances or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, the Borrower any of its Subsidiaries or any of the Properties or the use by unauthorized Persons of information or other materials sent through electronic telecommunications or other information transmission systems that are intercepted by such Persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) the fees and expenses of legal counsel to the Lenders in respect of the matters covered by Section 10.04(a) or (iii) the loss in value to any Lender of any Advance or other Obligations held by such Lender unrelated to any actions, penalties, judgments, suits, noncompliance or violations of law covered by this Section 10.07. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Revolving Credit Facility or the Term Loan Facility. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements for amounts payable by the Borrower pursuant to this Section shall be submitted to Christopher L. Bennett (Telephone No. 703-387.3332) (Fax No. 703-387-3389), at the address of the Borrower set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.

The agreements in this Section shall survive repayment of the Advances and all other amounts payable hereunder.
     Section 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 10.09. Survival of Representations, Indemnifications, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), and 10.07 and the obligations of the Lenders under Section 9.05 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 10.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 10.11. Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Advances (or if such Advances shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Advances is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Advances (or, if the applicable Advances shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full term of the Advances all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.
     Section 10.12. GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED, AND ANY DISPUTE BETWEEN THE BORROWER, THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK; PROVIDED THAT THE PERFECTION OF THE LIENS OF THE ADMINISTRATIVE AGENT ON THE COLLATERAL AND THE EXERCISE OF REMEDIES AGAINST THE COLLATERAL SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE APPLICABLE JURISDICTION.
     Section 10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.
     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF NEW YORK, STATE OF NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT ANY AGENT, ANY LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).
     (C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY ANY AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR
     HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.
     (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (E) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.
     (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.13 AND SECTION 10.20, WITH ITS COUNSEL.
     Section 10.14. Knowledge of Borrower. For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent.
     Section 10.15. Lenders Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lenders the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Lenders being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if any Lender becomes the owner of any Ownership Interests in any Person, whether through foreclosure or otherwise, such Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such Ownership Interests in such Person.
     Section 10.16. Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     Section 10.17. Time is of the Essence. Time is of the essence under the Credit Documents.
     Section 10.18. Lender Interest Rate Agreements. As more fully set forth in the Guaranty and the Security Agreement, if any Lender enters into an Interest Rate Agreement with the Borrower or the Parent which is permitted by the provisions of Section 5.12, the obligations of such Person to such Lender under such Interest Rate Agreement shall (a) be pari passu with the Obligations and (b) be secured by the Collateral pursuant to the Security Agreement.
     Section 10.19. NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH PERSON PARTY HERETO FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AGREES THAT THE RECOVERY OF ANY

DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PERSON OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO ANY NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT.
     Section 10.20. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     Section 10.21. Reliance on Professional Advisors. It is expressly understood and agreed that neither the Administrative Agent, nor any Lender, nor any of their respective Affiliates is undertaking to provide the Borrower or any of its Affiliates with any advice relating to legal, regulatory, accounting, or tax matters. In furtherance thereof, the Borrower acknowledges and agree that (a) it and its Affiliates have relied and will continue to rely on the advice of its and their own legal, regulatory, accounting and tax advisors for all matters relating to the Credit Documents, the Obligations and otherwise and (b) neither it, nor any of its Affiliates, has received, or has relied upon, the advice of the Administrative Agent, or any Lender or any of their respective affiliates or advisors regarding matters of law (including securities law), regulation, accounting or taxation.
     Section 10.22. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent on or prior to the Effective Date.
     Section 10.23. Acknowledgments. Each of the Parent and the Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
          (b) neither the Arranger, the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Arranger, the Administrative Agent and the Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Administrative Agent and the Lenders or among the Parent, the Borrower and the Lenders.
     Section 10.24. Confidentiality. Each of the Arranger, the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arranger, the Administrative Agent or any Lender from disclosing any such information (a) to the Arranger, the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Eligible Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, trustees, agents, attorneys, accountants and other professional advisors who need to know such information in connection with the performance of their duties and who are advised of the confidential nature thereof, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Credit Document.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF
SENIOR SECURED CREDIT AGREEMENT
EXECUTED as of the date first referenced above.

BORROWER:

INTERSTATE OPERATING COMPANY, LP

By:	Interstate Hotels & Resorts, Inc., its general partner

By:	/s/ Christopher L. Bennett

Name:	Christopher L. Bennett
Title:	Executive VP & General Counsel

SIGNATURE PAGE OF
SENIOR SECURED CREDIT AGREEMENT

LEHMAN COMMERCIAL PAPER INC., as a Lender and as Administrative Agent

By:	/s/ Francis X. Gilhool

Name:	Francis X. Gilhool
Title:	Authorized Signatory

LEHMAN BROTHERS INC., as Sole Lead Arranger and Sole Book Runner

By:	/s/ Francis X. Gilhool

Name:	Francis X. Gilhool
Title:	Authorized Signatory

SIGNATURE PAGE OF
SENIOR SECURED CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE, as Syndication Agent

By:	/s/ Jerry Parisi

Name:	Jerry Parisi
Title:	Managing Director

SIGNATURE PAGE OF
SENIOR SECURED CREDIT AGREEMENT

CALYON NEW YORK BRANCH, as Co-Documentation Agent

By:	/s/ Steven Jonassen

Name:	Steven Jonassen
Title:	Director

CALYON NEW YORK BRANCH, as Co-Documentation Agent

By:	/s/ David Bowers

Name:	David Bowers
Title:	Managing Director

SIGNATURE PAGE OF
SENIOR SECURED CREDIT AGREEMENT

MERRILL LYNCH CAPITAL, as Co-Documentation Agent

By:	/s/ Angela M. Farbus

Name:	Angela M. Farbus
Title:	Vice President